Exhibit 10.38

$175,000,000

CREDIT AGREEMENT

among

VINCE, LLC

and

VINCE INTERMEDIATE HOLDING, LLC,

as Borrowers,

VINCE HOLDING CORP.,

as a Guarantor

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent,

J.P. MORGAN SECURITIES LLC,

as Syndication Agent,

BANK OF AMERICA, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners,

and

CANTOR FITZGERALD SECURITIES,

as Documentation Agent

Dated as of [•], 2013

-i-

-ii-

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SCHEDULES:

2.27(a)	Dutch Auction Procedures
4.4	Consents, Authorizations, Filings and Notices
4.8A	Excepted Property
4.8B	Owned Real Property
4.14	Subsidiaries
4.17(a)	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Existing Clauses Restricting Subsidiary Distributions
7.15	Specified Hedge Agreements

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Assignment and Assumption
D-2	Form of Affiliated Lender Assignment and Assumption
E	Form of Certificate of Representations and Warranties
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Joinder Agreement
I	Form of Lender Addendum
J	Form of Prepayment Option Notice
K	Form of ABL Intercreditor Agreement

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CREDIT AGREEMENT dated as of [•], 2013, among VINCE, LLC, a Delaware limited liability company (“Vince”), VINCE INTERMEDIATE HOLDING, LLC, a Delaware limited liability company (“Intermediate Holdings” and, together with Vince, each a “Borrower” and collectively, the “Borrowers”), VINCE HOLDING CORP., a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, J.P. MORGAN SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners, and CANTOR FITZGERALD SECURITIES, as documentation agent (in such capacity, the “Documentation Agent”).

The parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Facility”: that certain revolving ABL Credit Agreement dated as of the Closing Date among Vince, as the borrower, Intermediate Holdings and Holdings, each as a guarantor, Bank of America, N.A., as administrative agent and issuing bank, the lenders party thereto and the other agents, arrangers and bookrunners identified therein, as Amended or Refinanced from time to time.

“ABL Intercreditor Agreement”: the Intercreditor Agreement substantially in the form of Exhibit K, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABL Indebtedness”: Indebtedness incurred from time to time under the ABL Facility.

“ABL Obligations”: as defined in the ABL Intercreditor Agreement.

“ABR”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus  1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) except during a Eurodollar Unavailability Period, the Eurodollar Rate plus 100 basis points. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loans”: Term Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Administrative Agent”: Bank of America, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Affiliated Lender Assignment and Assumption”: as defined in Section 2.28(f).

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Credit Agreement, as amended, Amended or Refinanced, supplemented or otherwise modified from time to time.

“Amended or Refinanced”: in respect of any obligation, or the agreement or contract pursuant to which such obligation is incurred, (a) such obligation (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, consolidated, refinanced, replaced, refunded or repaid from time to time and (b) any other obligation issued in exchange or replacement for or to refinance such obligation, in whole or in part, whether with same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent not prohibited under the terms of the Loan Documents then in effect. “Amend or Refinance” and “Amendment or Refinancing” shall have correlative meanings.

“Annual Operating Budget”: as defined in Section 6.2(c).

“Anti-Money Laundering Laws”: any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin”: for any day, with respect to each Type of Term Loan, the following rates per annum, based upon the Consolidated Net Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b):

Consolidated Net Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
Greater than 2.25 to 1.00	5.00%	4.00%
Less than or equal to 2.25 to 1.00	4.75%	3.75%

Changes in the Applicable Margin resulting from changes in the Consolidated Net Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If the Compliance Certificate referred to above is not delivered within the applicable time period for delivery thereof specified in Section 6.2(b), then, until such Compliance Certificate is delivered, the Consolidated Net Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.25 to 1.00. During the continuation of any Event of Default, the Applicable Margin will be 5.00% in the case of Eurodollar Loans and 4.00% in the case of ABR Loans. In the event that any Compliance Certificate delivered pursuant to Section 6.2(b) is shown to be, or is acknowledged in writing to be, inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (i) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period and (ii) the Borrowers shall promptly (and, in any event, within 10 days after such inaccuracy is discovered) pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of such higher Applicable Margin for such period. Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 8.

“Applicable Threshold Price”: as defined in Schedule 2.27.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrowers or any Subsidiary Guarantor (excluding (i) any such Disposition permitted by clause (a), (b), (c) (except as it relates to Section 7.4(d)), (d), (f), (g), (h), (i), (j), (k), (l), (n), (o), (p), (q) and (r) of Section 7.5) and (ii) any such Disposition which is a Recovery Event) which yields Net Cash Proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D-1.

“Auction”: as defined in Section 2.27(a).

“Auction Amount”: as defined in Schedule 2.27(a).

“Auction Assignment and Assumption”: as defined in Schedule 2.27(a).

“Auction Manager”: as defined in Section 2.27(a).

“Auction Notice”: as defined on Schedule 2.27(a).

“Available Excess Amount”: the sum of, without duplication, (a) $2,000,000; (b) the aggregate cumulative amount, not less than zero, of Excess Cash Flow, commencing with the fiscal year ending on or around January 31, 2015, that is not required pursuant to the provisions of Section 2.12(c) to be applied to the prepayment of Term Loans, less the aggregate cumulative amount, if any, referred to in Section 2.12(c)(ii); (c) the Net Cash Proceeds received after the Closing Date from any Equity Issuance; (d) Declined Amounts; (e) without duplication of any amounts that otherwise increased the amount available for Investments pursuant to Section 7.7, 100.0% of the aggregate amount received by a Borrower or any Restricted Subsidiary of a Borrower in cash and Cash Equivalents from: (i) the sale (other than to a Borrower or any such Restricted Subsidiary) of any Equity Interests of an Unrestricted Subsidiary or any minority Investments, (ii) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or (iii) any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority

Investments; (f) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, a Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrowers and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); and (g) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by a Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(p), and, in each case of clause (e), (f) and (g), not to exceed the original amount of such Investment; less, in each case, the amount that has been previously expended pursuant to Section 7.6(c), Section 7.7(p) or Section 7.8(a).

“Bank of America”: Bank of America, N.A. and its successors.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble of this Agreement.

“Borrower Intellectual Property”: as defined in Section 4.9

“Borrowing Date”: any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Term Loans hereunder.

“Business”: the business and any services, activities or businesses incidental or directly related or similar to any line of business engaged in by the Borrowers and their Restricted Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cap”: as defined in Section 2.28.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit; (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrowers after the Closing Date; (v) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (vi) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings or any Restricted Subsidiary and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period); (vii) expenditures that constitute operating lease expenses in accordance with GAAP; (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and the Restricted Subsidiaries; and (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory the securities of which state, commonwealth, territory, political subdivision, taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Foreign Subsidiaries, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investments of comparable tenor and credit quality to those described above customarily utilized in the countries in which such Foreign Subsidiaries operate for short-term cash management purposes.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“CFC”: any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco”: any Domestic Subsidiary that has no material assets other than the Capital Stock of and, if applicable, Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied and the initial Term Loans hereunder shall have been funded, which date is [•], 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, the sum of the Initial Term Commitments and the New Term Loan Commitments (if any) of such Lender, as increased or reduced from time to time pursuant to this Agreement, including in connection with Sections 2.24, 2.26, 2.27, 2.28, 2.29 and 10.06.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information”: as defined in Section 10.14.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2013 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrowers and their Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrowers and their Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of Holdings, the Borrowers and their Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of ABL Indebtedness, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state franchise and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Restricted Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the ABL Facility, the Term Facilities, any Junior Indebtedness and any Permitted Amendment or Refinancing of any of the foregoing), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) stock-option based and other equity-based compensation expenses, (g) transaction costs, fees and expenses (including those relating to the transactions contemplated hereby and by the ABL Facility (including any Amendments or Refinancings or waivers of the Loan Documents and/or ABL Facility), and those payable in connection with the sale of Capital Stock (including any secondary or follow-on offerings), the incurrence, repayment, redemption, repurchase or defeasance of Indebtedness permitted under Section 7.2, any Disposition of Property permitted under Section 7.5 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 7.7 or any other Specified Transaction (in each case whether or not successful)), including the IPO, (h) [reserved], (i) expenses or losses with respect to liability or casualty events and proceeds from any business interruption insurance, in each case, to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days) (in the case of this clause (i) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (j) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, (k) any call premium, tender premium, original issue discount or expenses associated with the repurchase, redemptions, defeasance or repayment of Indebtedness, (l) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, costs to consolidate facilities and relocate employees, costs related to the winddown of leases and costs related to store closures) deducted in such period in computing Consolidated Net Income, (m) any non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP) and (n) one-time costs and expenses related to the replacement of services provided to the Borrowers on the Closing Date under the terms of the Shared Services Agreement, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of Holdings, the Borrowers and their Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person acquired by Holdings, the Borrowers or their Restricted Subsidiaries during such period shall be included on a pro forma basis for such period to give effect to any Specified Transaction (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any synergies and cost savings to the extent certified by Holdings as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such Specified Transaction and provided that the aggregate amount of synergies and cost savings included in Consolidated EBITDA for any period of four consecutive fiscal quarters shall not exceed 10% of Consolidated EBITDA for such four fiscal quarter period (before to giving effect to such adjustment)), (B) the Consolidated EBITDA of any Person Disposed of by Holdings, the Borrowers or their Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), (C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments, (D) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any net after-tax gain or loss resulting from Hedge Agreement or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and (E) any gains or losses attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including FAS No. 52. For purposes of determining compliance with the financial covenant set forth in Section 7.1 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA), any cash common equity contribution made by Holdings to the Borrowers, after the end of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter; provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of the Borrowers, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions shall be made in the aggregate during the term of this Agreement and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in compliance with the financial covenant set forth in Section 7.1; provided, further that (A) any reduction in Indebtedness with the proceeds of any Specified Equity Contribution shall be ignored for purposes of determining compliance the financial covenant set forth in Section 7.1 and any cash or Cash Equivalents held as a result of a Specified Equity Contribution shall be disregarded for purposes of calculating the Consolidated Net Total Leverage Ratio and (B) all Specified Equity

Contributions shall be disregarded for the purposes of determining financial ratio-based conditions (other than compliance with the financial covenant set forth in Section 7.1 as described above in this paragraph) or any baskets with respect to the covenants contained in the Term Facilities.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Holdings, the Borrowers and their consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrowers or any of their Subsidiaries and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Holdings, the Borrowers or any of their Restricted Subsidiaries has an ownership interest, except, in each case to the extent that any such income is actually received by Holdings, the Borrowers or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the foregoing, the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any future Permitted Acquisition or Investment permitted under Section 7.7, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.

“Consolidated Net Interest Expense”: of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including those paid in connection with the transactions occurring on the Closing Date or in connection with any Amendment or Refinancing hereof. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder.

“Consolidated Net Total Leverage”: at any date, the aggregate principal amount of all Funded Debt of Holdings, the Borrowers and their Restricted Subsidiaries at such date, minus unrestricted cash and Cash Equivalents held by Holdings, the Borrowers and their Restricted Subsidiaries on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Total Leverage Ratio”: as at any date, the ratio of (a) Consolidated Net Total Leverage on such day to (b) Consolidated EBITDA of Holdings, the Borrowers and their Restricted Subsidiaries for the period of four consecutive fiscal quarters Most Recently Ended on or prior to such date.

“Consolidated Net Total Secured Leverage”: at any date, the aggregate principal amount of all Funded Debt of Holdings, the Borrowers and their Restricted Subsidiaries that is secured by a Lien on property of Holdings, the Borrowers or any of their Restricted Subsidiaries, including all Capital Lease Obligations, at such date, minus cash and Cash Equivalents held by Holdings, the Borrowers and their Restricted Subsidiaries on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Total Secured Leverage Ratio”: as at any date, the ratio of (a) Consolidated Net Total Secured Leverage on such day to (b) Consolidated EBITDA of Holdings, the Borrowers and their Restricted Subsidiaries for the period of four consecutive fiscal quarters Most Recently Ended on or prior to such date.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date, without regard to any changes as a result of the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedge Agreements.

“Continuing Directors”: the directors of Holdings on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor in his or her election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Agreement Refinancing Indebtedness”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to Amend or Refinance, in whole or part, existing Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such Amended or Refinanced Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) in connection with such Amendment or Refinancing, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts”: as defined in Section 2.12(e).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender who meets any part of the definition of Lender Default; provided that nothing in this definition shall affect the rights of the Borrowers under Section 2.24.

“Derivatives Counterparty”: as defined in Section 7.6.

“Discount Range”: as defined in Schedule 2.27.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, it is understood and agreed that Holdings, the Borrowers and any Restricted Subsidiary may, in the ordinary course of business, grant licenses to Intellectual Property owned or developed by, or licensed to, such entity and that, for purposes of this Agreement and the other Loan Documents, such licenses shall not constitute a “Disposition” of such Intellectual Property; provided that the terms of such licenses shall not restrict the ability of the Administrative Agent to exercise rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable Requirements of Law as a creditor of the Loan Parties with respect to the realization on the Collateral.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Term Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) if the issuer has the option to settle for Qualified Capital Stock (and cash in lieu of fractional shares thereof in de minimis amounts) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings, the Borrowers or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrowers or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: (a) those banks, financial institutions and other entities designated in writing by the Borrowers to the Administrative Agent prior to the Closing Date, in each case, together with their respective Affiliates, and (b) any corporate competitors of the Borrowers and their Restricted Subsidiaries and the Affiliates of such corporate competitors (other than bona fide debt funds or investors) designated in writing by the Borrowers to the Administrative Agent from time to time. The Administrative Agent will make the list of Disqualified Institutions available to any Lender upon request.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory), other than (i) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (ii) any CFC Holdco.

“Economic Sanctions Laws”: any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Embargoed Person”: any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”: any issuance by Holdings of its Qualified Capital Stock in a public or private offering, other than any Specified Equity Contribution.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Percentage”: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurodollar Base Rate”: the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Loan”: Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: for any Interest Period with respect to a Eurodollar Loan, a rate per annum equal determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurocurrency Reserve Percentage

Where,

“Eurodollar Base Rate” means, (x) for such Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (B) if such published rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period or (y) for any interest rate calculation with respect to an ABR Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time two Business Days prior to the date of determination (provided that if such day is not a Business Day in London, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.”

Notwithstanding any provision to the contrary in this Agreement, the applicable Eurodollar Rate shall at no time be less than 1.00% per annum.

“Eurodollar Unavailability Period”: any period of time during which a notice delivered to the Borrowers in accordance with Section 2.17 shall remain in force and effect.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Holdings, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings, the Borrowers and their Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax liabilities or decrease in deferred tax assets (in each case to the extent reflected in Consolidated Net Income and not included in Consolidated Working Capital) of Holdings minus (b) the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods; provided that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including, without limitation, credits included in the calculation of deferred tax assets and liabilities), (ii) the aggregate amount actually paid by Holdings, the Borrowers and their Restricted Subsidiaries in cash during such fiscal year on account of Capital

Expenditures and Permitted Acquisitions (other than to the extent any such Capital Expenditure or Permitted Acquisition is made with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of (A) all regularly scheduled principal payments of Indebtedness and (B) all voluntary prepayments of Indebtedness (other than, in the case of this clause (B), the Term Loans, any Permitted First Priority Refinancing Debt and under the ABL Facility), in each case, of Holdings, the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than to the extent any such prepayments are the result of the incurrence of additional indebtedness), (iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings, the Borrowers and their Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) transaction costs, fees and expenses (including those relating to the transactions contemplated hereby and by the ABL Facility (including any Amendment or Refinancings or waivers of the Loan Documents and/or ABL Facility), and those payable in connection with the sale of Capital Stock, the incurrence, repayment, redemption, repurchase or defeasance of Indebtedness permitted under Section 7.2, any Disposition of Property permitted under Section 7.5 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 7.7 or any other Specified Transaction (in each case whether or not successful)), to the extent that such expenditures are not expensed during such period, (vii) purchase price adjustments paid or received in connection with any Permitted Acquisition or any Investment permitted by Section 7.7, (viii) the net amount of Investments made during such period pursuant to paragraphs (d), (f), (h), (l), (p), (r) and (y) of Section 7.7 or committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.7 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (the “Contract Consideration”) and to the extent that such Investments were financed with internally generated cash flow of Holdings, the Borrowers or the Restricted Subsidiaries; provided that to the extent the aggregate amount of cash actually expended in connection with such binding agreement is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the next Excess Cash Flow period, (ix) the amount (determined by Holdings) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event, (x) the aggregate amount actually paid by Holdings in cash during such fiscal year made pursuant to the Tax Receivable Agreement, to the extent that such payments are not expensed, (xi) any call premium, tender premium or expenses associated with the repurchase or repayment of Indebtedness and (xii) the net decrease during such fiscal year (if any) in deferred tax liabilities or increase in deferred tax assets (in each case to the extent reflected in Consolidated Net Income and not included in Consolidated Working Capital) of Holdings.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: 50%; provided that the Excess Cash Flow Percentage for any fiscal year shall be reduced to (a) 25% if the Consolidated Net Total Leverage Ratio as of the last day of such fiscal year is not greater than 2.50 to 1.00 and (b) 0% if the Consolidated Net Total Leverage Ratio as of the last day of such fiscal year is not greater than 2.00 to 1.00.

“Excluded Subsidiary”: (a) any Subsidiary that is not directly or indirectly a wholly owned Subsidiary of Holdings, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Requirements of Law or, to the extent mutually agreed the same would prevent the granting thereof, Contractual Obligations that are in existence on the Closing Date or at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (d) any Foreign Subsidiary, (e) any CFC Holdco or any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (f) any Unrestricted Subsidiaries, (g) captive insurance companies and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrowers, the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligations”: with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee Obligation with respect thereto) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.8 of the Guarantee and Collateral Agreement) at the time the Guarantee Obligation of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” under the Commodity Exchange Act or any such rule, regulation or order at such time.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document); (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.24) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.20(a), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(d), (e), (f) or (g); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing New Term Loan Tranche”: as defined in Section 2.26.

“Existing Term Loan Tranche”: as defined in Section 2.26.

“Existing Tranche”: any Existing Term Loan Tranche or Existing New Term Loan Tranche, as the context may require.

“Expiration Time”: as defined in Schedule 2.27.

“Extended Loans”: collectively, the Extended Term Loans and Extended New Term Loans, or any of them as the context may require.

“Extended New Term Loans”: as defined in Section 2.26.

“Extending Term Lender”: as defined in Section 2.26.

“Extended Term Loans”: as defined in Section 2.26.

“Extended Term Maturity Date”: with respect to any Extended Term Loans, the date specified in the applicable Extension Amendment.

“Extension”: any establishment of Extended Loans pursuant to Section 2.26 and the applicable Extension Amendment.

“Extension Amendment”: as defined in Section 2.26.

“Extension Election”: as defined in Section 2.26.

“Extension Request”: as defined in Section 2.26.

“Extension Series”: as defined in Section 2.26.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“First Lien Intercreditor Agreement”: a “pari passu” intercreditor agreement among the Administrative Agent, the administrative agent under the ABL Facility and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Disposition” as defined in Section 2.12(g).

“Foreign Recovery Event” as defined in Section 2.12(g).

“Foreign Subsidiary”: any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” as defined in Section 2.12(f).

“FRB”: the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (c) and (e) of the definition of “Indebtedness”.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrowers and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, guarantees of operating leases in the ordinary course of business, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrowers or their Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies.

“Holdings”: Vince Holding Corp., a Delaware corporation.

“Immaterial Subsidiary”: on any date, any Subsidiary of the Borrowers that (i) had less than 3% of consolidated assets and 3% of annual consolidated revenues of Holdings, the Borrowers and their Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date and (ii) has been designated as such by the Borrowers in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrowers has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries so designated by the Borrowers have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 3% of consolidated assets or annual consolidated revenues, respectively, of Holdings, the Borrowers and their Restricted Subsidiaries.

“Increased Amount Date”: as defined in Section 2.25.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and not more than 90 days past due (unless being contested in good faith by appropriate proceedings) and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock, except for agreements with directors, officers and employees to acquire such Capital Stock upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, other than guarantees of operating leases in the ordinary course of business, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Initial Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the Borrowers in a principal amount not to exceed the amount set forth under the heading “Initial Term Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The original aggregate amount of the Initial Term Commitments is $175,000,000.

“Initial Term Facility”: the Initial Term Commitments and the Initial Term Loans made thereunder.

“Initial Term Loan”: as defined in Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, patents, trademarks, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) with respect to any ABR Loan, (i) the last Business Day of each March, June, September and December to occur while such ABR Loan is outstanding and the final maturity date of such ABR Loan, (b) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable to the borrowing of which such Loan is a part (provided, that in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, the Interest Payment Date shall be each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and (ii) the applicable maturity date and (c) as to any Term Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender) twelve months thereafter, as selected by the Borrowers in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender) twelve months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the date final payment is due on the Term Loans shall end on such due date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Intermediate Holdings”: Vince Intermediate Holding, LLC, a Delaware limited liability company and as of the Closing Date, a wholly-owned subsidiary of Holdings.

“Investments”: as defined in Section 7.7.

“IPO”: the initial public offering of the common stock of Holdings, pursuant to the Registration Statement on Form S-1, filed with the SEC on September 24, 2013, as amended.

“Joinder Agreement”: an agreement substantially in the form of Exhibit H.

“Joint Lead Arrangers”: Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities.

“Junior Indebtedness”: as defined in Section 7.2(m).

“Kellwood Intercompany Note”: [the note dated [•] to [•] in an aggregate outstanding principal amount immediately prior to the Closing Date equal to $[•]].

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Initial Term Loan, Extended Term Loan, New Term Loan or Other Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.19.

“Lender Default”: (i) the refusal (which may be given verbally or in writing that has not been retracted) or failure of any Lender to make available its portion of any incurrence of Term Loans (unless the subject of a good faith dispute) which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured pursuant to Section 2.24; or (iii) a Lender is deemed insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”: with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code of the United States or any similar bankruptcy laws or other applicable insolvency laws of its jurisdiction of formation is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other governmental authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such governmental authority.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, it is understood and agreed that Holdings, the Borrowers and any Restricted Subsidiary may, as part of its business, grant licenses to Intellectual Property owned or developed by, or licensed to, such entity. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.

“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Applications, the Notes (if any), any Joinder Agreement, any Extension Amendment, any Refinancing Amendment, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any) and the Second Lien Intercreditor Agreement (if any), and any Amendment or Refinancing to any of the foregoing.

“Loan Parties”: Holdings, the Borrowers and each Subsidiary Guarantor.

“Management Investors”: the directors and other employees of Holdings and its Subsidiaries.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, financial condition or results of operations of the Loan Parties and their subsidiaries, taken as a whole, (b) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their obligations under any Loan Document and (c) the rights and remedies of the Lenders and the Administrative Agent under the Term Facility (other than any material adverse effect on the rights and remedies of the Lenders or the Administrative Agent that may result from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or to file Uniform Commercial Code financing statements or continuation statements or equivalent filings).

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Most Recently Ended”: with respect to any period, the most recently ended period for which the financial statements required by Section 6.1(a) or Section 6.1(b), as applicable, are then available.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition or any Recovery Event (without regard to the minimum amount set forth in the definition thereof), the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition or Recovery Event received by any Loan Party, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith and net of taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Term Lender”: a Lender that has a New Term Loan.

“New Term Loan Commitments”: as defined in Section 2.25.

“New Term Loans”: any loan made by any New Term Lender pursuant to Section 2.25.

“New Term Loan Maturity Date”: the date on which a New Term Loan matures.

“Non-Excluded Taxes”: all Taxes imposed on any amounts payable by or on account of any Loan Party hereunder or under any Loan Document other than Excluded Taxes.

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrowers which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings, the Borrowers or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of Holdings, the Borrowers or any of the Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary which is the issuer or a guarantor or the direct or indirect parent of the issuer or guarantor of such indebtedness).

“Non-U.S. Lender”: any Lender or any Transferee that is not a “United States person” within the meaning of Code Section 7701(a)(30).

“Note”: any promissory note evidencing any Term Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements of the Borrowers or any of their Subsidiaries to the Administrative Agent, any Lender or any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided that (a) obligations of the Borrowers or any of its Subsidiaries under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement (including any release which is automatically permitted) shall not require the consent of holders of obligations under Specified Hedge Agreements and (c) the Obligations shall exclude all Excluded Swap Obligations.

“OFAC”: as defined in the definition of “Embargoed Person.

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes assessed by any federal, state, local or foreign Governmental Authority having the power to impose such Tax arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loan Commitments”: one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment entered into after the Closing Date.

“Other Term Loans”: one or more Tranches of Term Loans that result from a Refinancing Amendment entered into after the Closing Date.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: (i) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, or a purchase or acquisition of a real estate portfolio or stores from any other Person (each, an “Acquisition”), if such Acquisition described in this clause (ii) complies with the following criteria:

(a) no Event of Default shall be in effect immediately prior to and after giving effect to such Acquisition; provided that, with respect to an Acquisition being financed with the proceeds of a New Term Loan Commitment, the condition set forth in this clause (a) shall only be required to be satisfied on the date on which definitive agreements with respect to such Acquisition are entered into, assuming that such New Term Loan Commitment is established, and the Loans thereunder made, on such date, the proceeds thereof are applied on such date and such Acquisition closes on such date;

(b) after giving effect to the consummation of such Acquisition and to the incurrence of any Indebtedness associated therewith, Holdings shall be in compliance with Section 7.1 for the Most Recently Ended period of four consecutive fiscal quarters of Holdings; provided that, with respect to an Acquisition being financed with the proceeds of a New Term Loan Commitment, the condition set forth in this clause (b) shall only be required to be satisfied on the date on which definitive agreements with respect to such Acquisition are entered into, assuming that such New Term Loan Commitment is established, and the Loans thereunder made, on such date, the proceeds thereof are applied on such date and such Acquisition closes on such date;

(c) any Person or assets or division acquired is, at the time of such Acquisition, and shall be in the same business or lines of business, or business reasonably related, ancillary or complementary thereto, in which the Borrowers and/or their Subsidiaries are engaged as of the Closing Date;

(d) such Acquisition shall have been approved or recommended by the board of directors or similar governing body of the Person acquired;

(e) in the event the purchase price for the Acquisition exceeds $15,000,000, prior to the consummation of such Acquisition, the Administrative Agent shall have received at least two Business Days prior to the consummation of such Acquisition (i) a certificate, signed by a financial officer of Holdings, evidencing compliance with clause (b) of this definition, together with all relevant financial information with respect to the acquired assets, including, without limitation, the aggregate consideration for such Acquisition and any other information reasonably requested by the Administrative Agent to demonstrate such compliance, and (ii) the then current drafts of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Administrative Agent promptly upon becoming available), including all schedules and exhibits thereto; and

(f) such Person shall have become a Restricted Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Immaterial Subsidiary after giving pro forma effect to such Acquisition and not otherwise an Excluded Subsidiary), a Guarantor and the provisions of Section 6.8 shall have been complied with to the reasonable satisfaction of the Administrative Agent; provided that, notwithstanding the foregoing, the aggregate consideration expended in respect of Persons that shall not become Guarantors or wholly owned Subsidiaries may not exceed $15,000,000.

“Permitted Amendment or Refinancing” shall mean, with respect to any Person, any Amendment or Refinancing of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Amended or Refinanced except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) incurred in connection with such Amendment or Refinancing and (ii) by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(c), the Indebtedness resulting from such Amendment or Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Amended or Refinanced, (c) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(c), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being Amended or Refinanced is Indebtedness permitted pursuant to Section 7.2(d), 7.2(j), 7.2(m) or 7.2(o), (i) to the extent such Indebtedness being Amended or Refinanced is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such Amendment or Refinancing is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Amended or Refinanced, (ii) the terms and conditions of any such Amended or Refinanced Indebtedness under Section 7.2(m) shall be usual and customary for high yield securities of the type issued, (iii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such Amended or Refinanced Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Amended or Refinanced, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the requirements of clause (ii) and this clause (iii) unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iv) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being Amended or Refinanced, (e) in the case of any Permitted Amendment or Refinancing that is secured (including in respect of the ABL Facility), such Permitted Amendment or Refinancing is secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced and (f) in the case of any Permitted Amendment or Refinancing that is guaranteed (including in respect of the ABL Facility), such Permitted Amendment or Refinancing is guaranteed only by the Guarantors guaranteeing the Indebtedness being Amended or Refinanced. When used with respect to any specified Indebtedness, “Permitted Amendment or Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Amendment or Refinancing of such specified Indebtedness.

“Permitted First Priority Refinancing Debt”: any secured Indebtedness incurred by the Borrowers in the form of one or more series of senior secured notes; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type (provided that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced

Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vi) no Default shall exist immediately prior to or after giving effect to such incurrence, (vii) the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (1) the ABL Intercreditor Agreement and (2) the First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrowers, then the Borrowers, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Investors”: the collective reference to (i) the Sponsor and Sponsor Affiliates, (ii) the Management Investors, (iii) any Permitted Transferees of any of the foregoing Persons, (iv) other co-investors of Holdings as of the Closing Date, and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii) or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other Person or group referred to in clauses (ii), (iii) and (iv).

“Permitted Second Priority Refinancing Debt”: secured Indebtedness incurred by the Borrowers in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second lien, subordinated basis to the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of the ABL Facility and may not be secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vi) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) no Default shall exist immediately prior to or after giving effect to such incurrence and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (1) the ABL Intercreditor Agreement and (2) the Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrowers, then the Borrowers, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Seller Note”: a promissory note containing subordination and other related provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrowers or any of its Subsidiaries incurred in connection with any acquisition permitted under Section 7.7(f) and payable to the seller in connection therewith.

“Permitted Transferee”: (a) in the case of the Sponsor, (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Investor, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which are a corporation or partnership, the stockholders or partners of which, include only a Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a relevant time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings, the Borrowers or any of their Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: as defined in the definition of “ABR”.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualifying Bid”: as defined in Schedule 2.27.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Recipient”: the Administrative Agent, any Lender or any other recipient (including, for the avoidance of doubt, any Transferee) of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, a Borrower or any Subsidiary Guarantor, in an amount for each such event exceeding $2,000,000.

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) Holdings, (b) the Borrowers, (c) the Administrative Agent, (d) each Additional Lender and (e) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.29.

“Register”: as defined in Section 10.6(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by a Borrower or any Subsidiary Guarantor for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate Reinvestment Deferred Amount, solely to the extent such Reinvestment Deferred Amount is derived from the proceeds of Asset Sales and excluding any Recovery Amounts, exceed $25,000,000 over the life of the Term Facility.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of Holdings, a Borrower or any Subsidiary Guarantor by a Responsible Officer stating that Holdings, such Borrower or such Subsidiary Guarantor (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its (or such Subsidiary’s) business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets useful in the business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which Holdings, a Borrower or a Subsidiary Guarantor shall have determined not to acquire assets useful in its or such Subsidiary’s business with such portion of such Reinvestment Deferred Amount.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reply Amount”: as defined in Schedule 2.27.

“Reply Price”: as defined in Schedule 2.27.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 10.14.

“Repricing Transaction”: (1) the incurrence by Holdings, a Borrower or any of its Restricted Subsidiaries of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement (including Other Term Loans), whether incurred directly or by way of the conversion of Term Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” yield for such Indebtedness that is less than the “effective” yield for Term Loans being refinanced or prepaid (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or “original issue discount”, in each case, shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, and without taking into account any fluctuations in Eurodollar Rate or ABR or comparable rate), but excluding Indebtedness incurred in connection with a Change of Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term Loans or (2) any effective reduction in the Applicable Rate for Term Loans (e.g., by way of amendment, waiver or otherwise) (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices). Any such determination by the Administrative Agent as contemplated by preceding clauses (1) and (2) shall be conclusive and binding on all Lenders holding Term Loans.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of Holdings or either Borrower, as applicable, or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Holdings or either Borrower, as applicable.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of Vince which is not an Unrestricted Subsidiary.

“Return Bid”: as defined in Schedule 2.27.

“S&P”: Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Intercreditor Agreement”: a “junior lien” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Parties”: collectively, the Lenders, the Administrative Agent, any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Securities Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent (or any agent thereof or trustee appointed by the Administrative Agent) purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Shared Services Agreement”: that certain Shared Services Agreement dated as of the Closing Date by and among Kellwood Company, LLC and Vince, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) on a going concern basis the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, can reasonably be expected to become actual or matured liabilities.

“Specified Equity Contribution”: as defined in the definition of Consolidated EBITDA.

“Specified Hedge Agreement”: any Hedge Agreement (including all agreements listed on Schedule 7.15, even if entered into prior to the Closing Date) (a) entered into by (i) a Borrower or any of its Restricted Subsidiaries and (ii) the Administrative Agent, a Joint Lead Arranger, any Lender or any affiliate of any thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender counterparty and Holdings, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Administrative Agent, the Joint Lead Arranger or the Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Transaction”: (a) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrowers, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrowers or a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (b) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, and New Term Loan Commitments that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Sponsor”: Sun Capital Partners V, L.P. and any Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Vince.

“Subsidiary Guarantors”: each wholly owned Domestic Subsidiary (other than any Excluded Subsidiary). For the avoidance of doubt, the Borrowers may cause any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to become a party to the Guarantee and Collateral Agreement, unless and until such time as such Restricted Subsidiary is released from all of its obligations under the Guarantee and Collateral Agreement in accordance with the terms and provisions of Sections 10.15(a)(ii)(B) or 10.15(b) hereof.

“Syndication Agent”: as defined in the preamble hereto.

“Tax Receivable Agreement”: that certain Tax Receivable Agreement dated as of the Closing Date by and between Holdings, the stockholders party thereto and Sun Cardinal LLC, as stockholder representative.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments or other similar fees or charges in the nature of a tax, levy, et cetera, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility”: the Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Commitment or that holds a Term Loan.

“Term Loan”: the Initial Term Loans, any Extended Term Loans, any New Term Loans and any Other Term Loans, collectively.

“Term Maturity Date”: means (a) as to any Initial Term Loan that has not been extended pursuant to Section 2.26, the sixth anniversary of the Closing Date, (b) as to any New Term Loan that has not been extended pursuant to Section 2.26, the New Term Loan Maturity Date, (c) as to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment.

“Term Percentage”: as to any Term Lender at any time, the percentage which the sum of such Lender’s Commitments then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Tranche”: as defined in Section 2.25.

“Transferee”: any Assignee or Participant.

“Type”: as to any Term Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (i) any Subsidiary of Vince designated as such and listed on Schedule 4.14 on the Closing Date and (ii) any Subsidiary of Vince that is designated by a resolution of the board of directors of Vince as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings, a Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings, such Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrowers; (c) is a Person with respect to which none of Holdings, a Borrower or a Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of Holdings, a Borrower or any Restricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the board of directors of Vince may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and Holdings would be in compliance with Section 7.1 on the date of such designation after giving pro forma effect to such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the fair market value of the Subsidiary so designated as of the time of designation; provided that Vince may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as Vince does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“U.S. Lender”: as defined in Section 2.20(e).

“U.S. Tax Compliance Certificate”: as defined in section 2.20(d)(ii).

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state or province.

“Vince”: Vince, LLC, a Delaware limited liability company and wholly-owned subsidiary of Intermediate Holdings.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Amended or Refinanced (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable Amendment or Refinancing shall be disregarded.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrowers and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, except as otherwise specifically prescribed herein, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as Amended or Refinanced, amended, supplemented, restated or otherwise modified from time to time, (iv) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law (including by succession of comparable successor laws), and (v) any term referred herein by cross-reference to a defined term in the ABL Facility shall be deemed to be a cross-reference to a defined term in the ABL Facility or a comparable term in an Amendment or Refinancing thereof.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h) All references to “knowledge” of any Loan Party or a Restricted Subsidiary of Holdings means the actual knowledge of a Responsible Officer.

(i) For purposes of determining compliance with Article VII with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(j) All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

1.3 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Net Total Leverage Ratio and the Consolidated Net Total Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.3; provided that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.3, when calculating the Consolidated Net Total Leverage Ratio for purposes of (i) the Excess Cash Flow Percentage and (ii) determining actual compliance (and not compliance on a pro forma basis) with Section 7.1, the events described in this Section 1.3 that occurred subsequent to the end of the applicable period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Net Total Leverage Ratio and the Consolidated Net Total Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable period and (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period. If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.3, then the Consolidated Net Total Leverage Ratio and the Consolidated Net Total Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.3.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Holdings and include, for the avoidance of doubt, the amount of cost savings and synergies projected by Holdings in good faith to be reasonably anticipated to be realizable within 12 months after the closing date of such Specified Transaction (provided that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable, reasonably identifiable and supported by an officer’s certificate delivered to the Administrative Agent) (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA.

(d) In the event that a Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Net Total Leverage Ratio and the Consolidated Net Total Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable period and (ii) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Net Total Leverage Ratio and the Consolidated Net Total Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable period.

SECTION 2.

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (each, an “Initial Term Loan” and collectively, the “Initial Term Loans”) in Dollars to the Borrowers on the Closing Date in an amount not to exceed the amount of the Initial Term Commitment of such Lender. The Initial Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the day of the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Initial Term Loans made on the Closing Date shall initially be ABR Loans unless the initial Term Lenders and the Administrative Agent otherwise agree. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 3:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Borrowers to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Amortization. The Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments, commencing on March 31, 2014, on the last Business Day of each March, June, September and December following the Closing Date in an amount equal to one quarter of one percent (0.25%) of the Term Loans funded on the Closing Date (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Term Maturity Date.

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Repayment of Term Loans.

(a) The Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the appropriate Term Lender, the principal amount of each outstanding Term Loan of such Term Lender made to the Borrowers in installments in accordance with the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Term Loans become due and payable pursuant to Section 8). The Borrowers hereby further agree, jointly and severally, to pay interest on the unpaid principal amount of the Term Loans made to the Borrowers from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Term Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that the Term Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9 Fees, etc. The Borrowers, jointly and severally agree to pay to the Joint Lead Arrangers, the Administrative Agent and the Documentation Agent, for their respective accounts, such fees in the amounts and on the dates as set forth in any fee agreements with the Joint Lead Arrangers, the Administrative Agent or the Documentation Agent, as the case may be.

The Borrowers, jointly and severally agree to pay to the Administrative Agent for the benefit of each Lender on the Closing Date “original issue discount” or upfront fees, as determined by the Lead Arrangers, in an amount equal to 1.00% of Term Loans funded by each Lender.

2.10 [Reserved].

2.11 Optional Prepayments.

(a) The Borrowers may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (i) the date and amount of prepayment and (ii) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any Amendment or Refinancing of Indebtedness, any Equity Issuance, the consummation of a Change of Control or the Disposition of Property), together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurodollar Loans), and in each case shall be subject to the provisions of Section 2.18.

(b) In the event that, on or prior to the first anniversary of the Closing Date, the Borrowers (x) make any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effect any amendment of this Agreement having the effect of a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the aggregate principal amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment.

2.12 Mandatory Prepayments.

(a) Unless the Required Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2) shall be incurred by a Borrower or any of its Restricted Subsidiaries an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b) Unless the Required Lenders shall otherwise agree, if on any date a Borrower or any Subsidiary Guarantor shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that notwithstanding the foregoing, on the date (the “Trigger Date”) that is six months after the applicable Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date; provided further that such Net Cash Proceeds may be applied, along with such prepayment of Term Loans (to the extent the Borrowers elect, or are required by the terms thereof), to purchase, redeem or repay any Permitted First Priority Refinancing Debt, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans.

(c) Unless the Required Lenders shall otherwise agree, if, for any fiscal year of Holdings commencing with the fiscal year ending on or nearest to January 31, 2015, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the sum of (A) the aggregate amount of all prepayments or cash collateralization of ABL Indebtedness during such fiscal year or, at the Borrowers’ option and without duplication across fiscal years, after such fiscal year but prior to the Excess Cash Flow Application Date, to the extent accompanied by permanent optional reductions of the commitments under the ABL Facility and (B) all optional prepayments of the Term Loans during such fiscal year or, at the Borrowers’ option and without duplication across fiscal years, after such fiscal year but prior to the Excess Cash Flow Application Date, pursuant to Section 2.11(a) and Section 2.27 and all optional prepayments or repurchases of Permitted First Priority Refinancing Debt during such fiscal year or, at the Borrowers’ option and without duplication across fiscal years, after such fiscal year but prior to the Excess Cash Flow Application Date (with the amount of Term Loans prepaid pursuant to Section 2.27 or Permitted First Priority Refinancing Debt being prepaid or repurchased being equal to the lesser of the aggregate principal amount thereof and the cash purchase price therefor), in each case other than to the extent any such prepayment is funded with the proceeds of new long-term Indebtedness, toward the prepayment of the Term Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the date on which the financial statements of Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d) Amounts to be applied in connection with prepayments pursuant to Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding anything to the contrary in Section 2.12(d), 2.18 or 10.7, with respect to the amount of any mandatory prepayment described in Section 2.12 that is allocated to Term Loans (which, for avoidance of doubt, includes any New Term Loans) (such amounts, the “Prepayment Amount”), at any time when Term Loans remain outstanding, the Borrowers will, in lieu of applying such amount to the prepayment of Term Loans as provided in paragraph (d) above, on the date specified in Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender (which, for avoidance of doubt, includes each New Term Lender) a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrowers, the Administrative Agent will send to each Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit J (or such other form approved by the Administrative Agent), and shall include an offer by the Borrowers to prepay on the date (each a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. On the Mandatory Prepayment Date, the Borrowers shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted (it being understood that any Lender’s failure to object prior to the relevant Mandatory Prepayment Date shall be deemed as an acceptance by such Lender of such Prepayment Option Notice and the amount to be prepaid in respect of Term Loans held by such Lender) prepayment as described above; provided that, following such offer and application, any amount remaining unapplied shall be offered by the Administrative Agent ratably to the Term Lenders not so declining such prepayment as a further prepayment hereunder (with such Lenders having the right to accept or decline such further prepayment at the time and in the manner specified by the Administrative Agent) and, to the extent such Term Lenders decline to accept further prepayment, any amount remaining unapplied (collectively, the “Declined Amounts”) shall be returned to the Borrowers. Notwithstanding anything herein to the contrary, the Lenders shall not be permitted to decline proceeds from any Credit Agreement Refinancing Indebtedness.

(f) Notwithstanding any other provisions of this Section 2.12, (i) to the extent that the repatriation to the United States of any Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable organizational documents or (z) prohibited, delayed or restricted any agreement permitted by Section 7.13, an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the Borrowers to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 so long, but only so long, as the applicable local law or applicable organizational documents would not otherwise permit repatriation to the United States (the Borrowers hereby agree to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, even if the Borrowers do not intend to actually repatriate such cash, so that an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow will otherwise be subject to repayment under this Section 2.12), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable local law or applicable organizational documents (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than two Business Days) applied (net of an amount equal to the additional taxes that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrowers to the repayment of the Term Loans pursuant to this Section 2.12 and (ii) to the extent that the Borrowers have determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow would have adverse tax cost consequences with respect to such Foreign Subsidiary Excess Cash Flow, an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.12; provided that for purposes of this Section 2.12, Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any period, in an amount equal to (i) the Consolidated EBITDA of such Foreign Subsidiary for such period, divided by (ii) the Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations). For the avoidance of doubt, nothing in this Agreement requires, or is intended to require, any actual repatriation of any Foreign Subsidiary Excess Cash Flow.

(g) Notwithstanding any other provisions of this Section 2.12, (i) to the extent that the repatriation to the United States of any or all of the Net Cash Proceeds of any disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Cash Proceeds of any Recovery Event incurred by a Foreign Subsidiary (“Foreign Recovery Event”) would be (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement permitted by Section 7.12 or 7.13 or (z) subject to other onerous organizational or administrative impediments, an amount equal to the Net Cash Proceeds that would be so affected were the Borrowers to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 so long, but only so long, as the applicable local law, applicable organizational documents or other impediment would not otherwise permit repatriation to the United States (the Borrowers hereby agree to use all commercially reasonable efforts to overcome or eliminate any such restrictions on or impediments to repatriation even if the Borrowers do not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Cash Proceeds will otherwise be subject to repayment under this Section 2.12), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permissible under the applicable local law or applicable organizational documents or the impediment to such repatriation has ceased to exist, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Cash Proceeds will be promptly (and in any event not later than two Business Days) applied (net of an amount equal to the additional taxes that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrowers to the repayment of the Term Loans pursuant to this Section 2.12 and (ii) to the extent that the Borrowers have determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Foreign Recovery Event would have adverse tax cost consequences with respect to such Net Cash Proceeds, an amount equal to such Net Cash Proceeds that would be so affected will not be subject to repayment under this Section 2.12. For the avoidance of doubt, nothing in this Agreement requires, or is intended to require, any actual repatriation of any Foreign Subsidiary’s Net Cash Proceeds.

2.13 Conversion and Continuation Options.

(a) The Borrowers may elect from time to time to convert Eurodollar Loans made to the Borrowers to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the second Business Day preceding the proposed conversion date; provided that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21. The Borrowers may elect from time to time to convert ABR Loans made to the Borrowers to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Term Loans; provided that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten tranches of Eurodollar Loans shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of the principal amount of any Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Term Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but after giving effect to any applicable grace period therefor), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after and before judgment).

(d) Interest shall be payable by the Borrowers in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

2.17 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Term Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Term Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a ABR Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans and ABR Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice (any such time period, the “Eurodollar Unavailability Period”). Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for ABR Loans in the amount specified therein.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder shall be made pro rata according to the respective Term Percentages of the relevant Lenders. Each payment (other than prepayments, to the extent expressly provided for herein) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b) Each optional prepayment of the Term Loans shall be applied to the remaining installments thereof as specified by the Borrowers. Each mandatory prepayment on account of principal of and interest on the Term Loans pursuant to Section 2.12 shall be applied to any installments thereof (1) in direct order of maturity of the remaining installments under the Term Facility for the next eight (8) amortization payments following the relevant prepayment event, and (2) thereafter, ratably to remaining installments . Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 2.18(a) and (b) shall be subject to (i) the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, (ii) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (iii) the express provisions of Sections 2.24, 2.25, 2.26, 2.27, 2.28 and 2.29, which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

(d) All payments (including prepayments) by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made in Dollars without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrowers and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrowers. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrowers against any Defaulting Lender.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.19 Requirements of Law.

(a) If any Change in Law:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder;

(ii) shall subject any Lender to any additional Taxes with respect to any Loan Document or any Term Loan made pursuant to this Agreement (except for Non-Excluded Taxes or Other Taxes, which are indemnified under Section 2.20, and any Excluded Tax); or

(iii) shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender within ten Business Days after the Borrowers’ receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that if the Change in Law giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.20 Taxes.

(a) All payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless required by applicable Requirements of Law. If any Taxes are required to be withheld by any applicable withholding agent from any amounts payable by or on account of any Loan Party under any Loan Document, (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent the deduction is on account of Non-Excluded Taxes or Other Taxes, the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary such that the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party pursuant to this Section 2.20, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment. The Borrowers shall indemnify the Administrative Agent and the Lenders for any Non-Excluded Taxes payable in connection with any payments made by any Loan Party under any Loan Document and any Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if an indemnitee does not notify the Borrowers of any indemnification claim under this Section 2.20(c) within 180 days after such indemnitee has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Borrowers shall not be required to indemnify such indemnitee for any incremental interest or penalties resulting from such indemnitee’s failure to notify the Borrowers within such 180 day period. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.

(d) Each Non-U.S. Lender shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) whichever of the following is applicable:

(i) two accurate and complete original, signed copies of IRS Form W-8BEN (or any successor or other applicable form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or IRS Form W-ECI (or any successor or other applicable form),

(ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F (a “U.S. Tax Compliance Certificate”) and two accurate and complete original, signed copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender,

(iii) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), two accurate and complete original, signed copies of IRS Form W-8IMY (or any successor or other applicable form) of the Non-U.S. Lender, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, U.S. Tax Compliance Certificate, IRS Form W-8IMY, as applicable, or any other required information (or any successor or other applicable forms) from each beneficial owner that would be required under this Section 2.20 if such beneficial owner were a Lender (provided that, if the Non-U.S. Lender is a partnership for U.S. federal income Tax purposes (and not a participant Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners, provided such certificates are duly executed and properly completed originals), or

(iv) any other form prescribed by applicable requirements of U.S. federal income Tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrowers and the Administrative Agent to determine the withholding or deduction required to be made.

Forms described in this Section 2.20(d) shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, invalidity or expiration of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers and the Administrative Agent in writing at any time such Non-U.S. Lender determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to Section 2.20(d) that such Non-U.S. Lender is not legally eligible to deliver.

(e) Each Lender or Transferee that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent two accurate and complete original, signed copies of IRS Form W-9, or any subsequent versions or successors to such form. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence, invalidity or expiration of any form previously delivered by such U.S. Lender. Each U.S. Lender shall promptly notify the Borrowers and the Administrative Agent in writing at any time it determines that such U.S. Lender is no longer in a position to provide any previously delivered certifications to the Borrowers (or any other form of certification adopted by the United States taxing authorities for such purpose). Where a Participant has delivered an IRS Form W-8 to a U.S. Lender pursuant to Section 2.12(d), such U.S. Lender shall deliver to the Borrowers and the Administrative Agent two accurate and complete original, signed copies thereof on or before the date such Participant purchases the related participation.

(f) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for the purposes of this Section 2.02(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall provide to the Borrowers two accurate and complete original, signed copies of IRS Form W-9. In addition, the Administrative Agent (or any successor thereto) shall deliver such forms promptly upon the obsolescence, invalidity or expiration of any form previously delivered.

(h) If the Administrative Agent or any Recipient determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to Section 2.19 or this Section 2.20, it shall promptly pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Recipient, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Recipient in the event the Administrative Agent or such Recipient is required to repay such refund to such Governmental Authority; provided, further, that the Borrowers shall not be required to repay to the Administrative Agent or the Recipient an amount in excess of the amount paid over by such party to the Borrowers pursuant to this Section. This paragraph shall not be construed to require the Administrative Agent or any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(i) The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

2.21 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest

Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrowers, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Term Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law.

If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a), 2.20(c) or 2.22 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19, 2.20(a), 2.20(c) or 2.22.

2.24 Replacement of Lenders. The Borrowers shall be permitted to replace with a financial institution, or prepay all the outstanding Loans of, any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligations to make Term Loans hereunder or is a Defaulting Lender, or (c) that has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that (i) any such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, or the Borrowers shall prepay, at par, all Term Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrowers shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) any replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(c), (v) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vi) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution shall consent to such amendment or waiver and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. If a Defaulting Lender cures all the Lender Defaults that caused such Lender to become a Defaulting Lender either (a) within three Business Days after the Borrowers notifies such Defaulting Lender that the Borrowers intends to replace such Defaulting Lender in accordance with this Section 2.24 or (b) if the Borrowers has not elected to remove such Defaulting Lender pursuant to this Section 2.24, at any time after such Lender becomes a Defaulting Lender, then three Business Days after such Defaulting Lender cures all existing Lender Defaults (to the reasonable satisfaction of the Administrative Agent, each Issuing Lender and the Borrowers) with respect to such Lender, it shall be deemed not to be a Defaulting Lender, all such Lender’s rights to payment under the Loan Documents shall be restored and the Borrowers shall no longer have the right to remove such Lender pursuant to this Section 2.24; provided that if such Lender commits one or more additional Lender Defaults after the date that such Lender was reinstated as a non-Defaulting Lender in accordance with this Section 2.24, the prior written consent of the Required Lenders shall be required to restore such Lender as a non-Defaulting Lender even after the cure of all such subsequent Lender Defaults.

2.25 Incremental Term Loans. The Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) hereunder, in an aggregate amount for all such New Term Loan Commitments not in excess of the greater of (a) $50.0 million and (b) an unlimited amount, so long as in the case of this clause (b), after giving effect to such New Term Loans, the Consolidated Net Total Secured Leverage Ratio on a pro forma basis (but without netting the cash proceeds of such New Term Loans for purposes of determining the Consolidated Net Total Secured Leverage Ratio) shall be equal to or less than 3.00 to 1.00, plus, in each case, in the case of New Term Loans that serve to effectively extend the maturity of any then outstanding Term Loans, an amount equal to the portion of such then outstanding Term Loans to be replaced with such New Term Loans. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrowers propose that the New Term Loan Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Administrative Agent unless the Administrative Agent otherwise agrees; provided that any Lender offered or approached to provide all or a portion of any New Term Loan Commitments may elect or decline, in its sole discretion, to provide such New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Event of Default shall exist or would exist after giving effect thereto and Holdings shall be in pro forma compliance with Section 7.1 on such Increased Amount Date after giving effect to such New Term Loan Commitments and to the making of any Tranche of New Term Loans pursuant thereto and after giving effect to any Permitted Acquisition, Investment permitted by Section 7.7 or redemption, repurchase, defeasance, repayment or refinancing of Indebtedness consummated in accordance therewith (but without netting the cash proceeds of such New Term Loans for purposes of determining the Consolidated Net Total Leverage Ratio) (provided that to the extent the proceeds of such New Term Loans will be used to consummate a Permitted Acquisition or Investment permitted by Section 7.7, the conditions set forth in clause (1) above shall only be required to be satisfied on the date on which definitive agreements with respect to such Permitted Acquisition or Investment permitted by Section 7.7 are entered into, assuming that such New Term Loan Commitments are established, and the Loans thereunder made, on such date, the proceeds thereof are applied on such date and such Permitted Acquisition or Investment permitted by Section 7.7 closes on such date); (2) the interest rate margins applicable to any New Term Loan will be determined by the Borrowers and the Lenders providing such New Term Loan and such interest rate margins (which shall be deemed to include original issue discount (based on a four (4) year average life to maturity or, if less, the remaining life to maturity) and upfront fees, but exclude arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Joint Lead Arrangers or the Documentation Agent (or their respective affiliates) in their capacities as such in connection with the existing Initial Term Facility or to one or more arrangers (or its affiliates) in their capacities as such applicable to the New Term Loans or New Term Loan Commitments or any other or other fees payable in connection with the existing Initial Term Facility or the New Term Loans or New

Term Loan Commitments that are not paid generally to Lenders providing the existing Initial Term Loan Facility or such New Term Loans) will not be more than 0.50% higher than the interest margins applicable to the existing Initial Term Facility, unless the interest rate margins with respect to the existing Initial Term Facility are increased by an amount equal to the difference between the interest rate margins with respect to the New Term Loans and the corresponding interest rate margins on the existing Initial Term Facility, minus 0.50%, provided, that if the lowest permissible Eurodollar Rate is greater than 1.00% for such New Term Loans, the difference between such “floor” and 1.00%, in the case of the Eurodollar Rate for such New Term Loans, shall be equated to interest rate margin for purposes of this clause (3) and to the extent the provisions of this clause (3) would require the interest rate margins applicable to the existing Initial Term Loans to be increased, such increase shall first be applied to the “floors” in respect of the existing Initial Term Loans; (4) the proceeds of any New Term Loans shall be used for general corporate purposes of the Borrowers and their Subsidiaries (including Permitted Acquisitions and Investments permitted by Section 7.7); (5) the New Term Loans shall rank pari passu in right of payment and of Collateral with the existing Initial Term Loans; (6) in the case of any New Term Loans, the maturity date thereof shall not be earlier than the Term Maturity Date applicable to Initial Term Loans and the Weighted Average Life to Maturity shall be equal to or greater than the Weighted Average Life to Maturity of the Initial Term Loans that are not New Term Loans; (7) all terms and documentation with respect to any New Term Loans which differ from those with respect to the Initial Term Loans shall be reasonably satisfactory to the Administrative Agent, except as set forth in clauses (3) and (6) above; (8) such New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Administrative Agent and one or more New Term Lenders; and (9) the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Initial Term Loans, as applicable, outstanding on the date on which such New Term Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans, as applicable, for all purposes of this Agreement.

On any Increased Amount Date on which any New Term Loan Commitments become effective, subject to the foregoing terms and conditions, each lender with a New Term Loan Commitment (each, a “New Term Lender”) shall become a Lender hereunder with respect to such New Term Loan Commitment.

The terms and provisions of the New Term Loan Commitments of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Term Loans and for purposes of this Agreement, any New Term Loans or New Term Loan Commitments shall be deemed to be Term Loans and Term Loan Commitments. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.25.

2.26 Extended Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.26, the Borrowers may at any time and from time to time when no Event of Default then exists request that all or a portion of Initial Term Loans or New Term Loans (each, an “Existing Term Loan Tranche” and “Existing New Term Loan Tranche”, respectively), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Term Loans, New Term Loans (any such Term Loans which have been so converted, “Extended Term Loans” and “Extended New Term Loans”, respectively) and to provide for other terms consistent with this Section 2.26.

In order to establish any Extended Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under the relevant Existing Tranche (other than the proposed interest rates and fees payable) and (y) be identical to the Term Loans under the relevant Existing Tranche from which such Extended Loans are to be converted, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); (iii) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the relevant Existing Tranche from which such Extended Loans have been converted before applying any such proceeds to prepay such Extending Term Loans; and (iv) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by the Borrowers and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which such Term Loans were converted) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Term Loans then outstanding. Any Extended Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Loans, as applicable, for all purposes of this Agreement; provided that any Extended Loans converted from an Existing Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Tranche.

(b) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Tranche converted into Extended Loans pursuant to any Extension Request. Any Lender (i) (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the applicable Existing Tranche which it has elected to request be converted into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension. In the event that the aggregate principal amount of Term Loans under the respective Existing Term Loan Tranche, subject to Extension Elections relating to a particular Extension Request, exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loan of such Existing Term Loan Tranche shall either (i) be converted to Extended Term Loan of such Existing Term Loan Tranche, on a pro rata basis based on the aggregate principal amount of Term Loan of such Existing Term Loan Tranche included in each such Extension Elections or (ii) to the extent such option is expressly set forth in the respective Extension Request, the Borrowers shall have the option to increase the amount of Extended Term Loans so that such excess does not exist.

(c) Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender, providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in Section 2.26(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Commitments shall cease to be a part of the Tranche they were a part of immediately prior to the Extension and shall be a new Tranche hereunder.

(d) With respect to any Extension consummated by the Borrowers pursuant to this Section 2.26, such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loan on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement (including, without limitation, Sections 2.11, 2.12, 2.18 or 10.7) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.26, provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(e) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans), (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 2.10, (iv) establish new Tranches or sub-Tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.26, and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.26, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.26 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

2.27 Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrowers may, at any time and from time to time after the Closing Date, conduct reverse Dutch auctions in order to purchase Term Loans (an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing selected by the Borrowers following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.27 and Schedule 2.27(a);

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of the Term Loans in connection with any Auction;

(iii) the principal amount (calculated on the face amount thereof) of all Term Loans that the Borrowers offer to purchase in any such Auction shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrowers shall automatically be cancelled and retired by the Borrowers on the settlement date of the relevant purchase (and may not be resold);

(v) no more than one Auction may be ongoing at any one time; and

(vi) at the time of each purchase of Term Loans through an Auction, the Borrowers shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (ii) and (iii).

(b) The Borrowers must terminate an Auction if they fail to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans, pursuant to the Auction. If the Borrowers commence any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrowers believe in good faith that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrowers shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrowers pursuant to this Section 2.27, (x) the Borrowers shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrowers and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.18 or 10.7. At the time of purchases of Term Loans pursuant to an Auction, the then remaining scheduled repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction with such reduction to be applied to such repayments on a pro rata basis (based on the then-remaining principal amount of each such repayment).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.27 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11, 2.12, 2.18 or 10.7 (it being understood and acknowledged that purchases of the Term Loans by the Borrowers contemplated by this Section 2.27 shall not constitute Investments by the Borrowers)) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.27. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 9 and Section 10.5 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.28 Sponsor and Affiliate Term Loan Repurchases. Notwithstanding anything to the contrary in this Credit Agreement, the Sponsor, any Sponsor Affiliate or any other Affiliate of the Borrowers may be an assignee in respect of Term Loans (and to such extent shall constitute an “Assignee”); provided that:

(a) the aggregate principal amount of Term Loans held by the Sponsor and the Sponsor Affiliates at any time shall not exceed 25% of the aggregate outstanding principal amount of the Term Loans (the “Cap”);

(b) any such Term Loans acquired by the Sponsor or any Sponsor Affiliate may, with the consent of the Borrowers, be contributed to the Borrowers (whether through any of their direct or indirect parent entities or otherwise) and exchanged for junior debt or equity securities of such parent entity or the Borrowers that are otherwise permitted to be issued by such entity at such time and any such Term Loans so contributed to the Borrowers shall automatically be cancelled and retired by the Borrowers on the settlement date of the relevant purchase (and may not be resold);

(c) notwithstanding anything to the contrary in the definition of “Required Lenders”, or in Section 10.1, the Sponsor or any Sponsor Affiliate holders of any Term Loans acquired pursuant to this Section 2.28 shall not be entitled to vote such Term Loans in any “Required Lender” vote pursuant to the terms of this Agreement or any other Loan Document (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly and affected thereby” pursuant to Section 10.1 or otherwise), and for purposes of any such vote such Term Loans shall be deemed to have been voted in proportion to the votes of the other Lenders;

(d) the Sponsor and the Sponsor Affiliates shall be prohibited from being appointed as, or succeeding to the rights and duties of, Administrative Agent under this Agreement and the other Loan Documents until such time (if any) as when all Obligations (other than those held by the Sponsor or any of its Affiliates) have been paid in full in cash;

(e) by acquiring a Term Loan hereunder, each of the Sponsor and each Sponsor Affiliate thereof shall be deemed to have (I) waived its right to receive information prepared by Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Loan Documents (in each case to the extent not provided to the Loan Parties) and attend any meeting or conference call with Administrative Agent or any Lender, (II) agreed that it is prohibited from making or bringing any claim, in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, and (III) agreed, without limiting its rights as a Lender described in this Section 2.28, that it will have no right whatsoever to require Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document;

(f) any Term Loans acquired by Holdings or any Subsidiary thereof pursuant to this Section 2.28 shall be immediately canceled (or contributed to the Borrowers for cancelation);

(g) the Sponsor or such Sponsor Affiliate identifies itself as an Affiliate of the Loan Parties prior to the assignment of Term Loans to it pursuant to the respective Assignment and Assumption Agreement; and

(h) the assigning Lender and the Sponsor or such Sponsor Affiliate shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption.

2.29 Refinancing Amendments

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, New Term Loans or Extended Term Loans), in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment; provided that (A) such Credit Agreement Refinancing Indebtedness will rank pari passu in right of payment and of Collateral with the other Loans and Commitments hereunder, (B) such Credit Agreement Refinancing Indebtedness will have such pricing and optional prepayment terms as may be agreed by the Borrowers and the Lenders thereof (provided that such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (C) such Credit Agreement Refinancing Indebtedness will have a maturity date later than the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (D) subject to clauses (B) and (C) above, such Credit Agreement Refinancing Indebtedness will have terms and conditions that are substantially identical to, or less favorable to (as reasonably determined by the Borrowers) the lenders or investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt and (E) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrowers and the Lenders thereof and applicable only during periods after the then Latest Maturity Date. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 (and for purposes thereof the incurrence of the Credit Agreement Refinancing Indebtedness shall be deemed to be a irrevocable notice pursuant to Section 2.2) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates, in each case consistent with those delivered on the Closing Date under Section 5.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements. Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Section 2.29(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof, unless otherwise agreed by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments).

(b) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.29 and, if the Administrative Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.

(c) This Section 2.29 shall supersede any provisions in Section 2.18 or 10.1 to the contrary.

SECTION 3.

[RESERVED]

SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, Holdings and the Borrowers hereby jointly represent and warrant (as to themselves and each of their Subsidiaries) to the Administrative Agent and each Lender, which representations and warranties shall be deemed made on the Closing Date and on the date of each borrowing of Term Loans hereunder, that:

4.1 Financial Condition. The (i) audited income statement of Vince for the fiscal years ending as at January 29, 2011, January 28, 2012 and February 2, 2013, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, and (ii) unaudited consolidated balance sheet of Vince as of April 27, 2013 and August 3, 2013, and the related consolidated statements of income and of cash flows for the fiscal quarters ended on such dates present fairly in all material respects the financial condition of Vince as at such dates, and the results of its operations and its cash flows (as applicable) for the respective periods then ended. All such financial statements, including the related schedules and notes thereto and normal year-end adjustments, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of such unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes). Except as set forth on Schedule 4.1, as of the Closing Date, Holdings and its Subsidiaries (i) do not have any material Guarantee Obligations, contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of Holdings as of the Closing Date and (ii) are not party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (x) which was incurred by Holdings or any of its Subsidiaries or guaranteed by Holdings or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by Holdings or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by Holdings or any of its consolidated Subsidiaries or with any Indebtedness or Capital Stock issued Holdings or any such Subsidiary.

4.2 No Change.

(a) As of the Closing Date there has been no event, circumstance, development, change or effect since February 2, 2013 that has had or would reasonably be expected to have a Material Adverse Effect.

(b) At any time after the Closing Date as of which this representation and warranty is made or deemed made, there has been no event, development or circumstance since February 2, 2013 that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of Holdings, the Borrowers and their Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate in any material respect any Requirement of Law or any material Contractual Obligation of Holdings, the Borrowers or any of their Restricted Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6 No Material Litigation. No litigation, proceeding or, to the knowledge of Holdings and the Borrowers, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings and the Borrowers, likely to be commenced within a reasonable time period against Holdings, the Borrowers or any of the Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Except as set forth in Schedule 4.8A, each of Holdings, the Borrowers and their Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in or in the case of real property subject to a license, a right to use, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.8B lists all real property which is owned, leased or licensed to use by any Loan Party as of the Closing Date.

4.9 Intellectual Property. Each of Holdings, the Borrowers and their Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except for Liens permitted by Section 7.3 and except where the failure to so own or have a license to use would not reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrowers’ knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of Holdings, the Borrowers or any of their Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of Holdings’, the Borrowers’ or any Restricted Subsidiary’s rights in any Intellectual Property owned or licensed by Holdings, the Borrowers or any Restricted Subsidiary (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrowers’ knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by Holdings, the Borrowers or its Restricted Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property, except in each case as would not reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrowers’ knowledge, the use of any Borrower Intellectual Property by Holdings, the Borrowers or their Restricted Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. Holdings, the Borrowers and their Restricted Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each of Holdings, the Borrowers and each of their Restricted Subsidiaries (i) has timely filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed by it, and (ii) has duly and timely paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other charges imposed on it or any of its Property, assets, income, businesses and franchises by any Governmental Authority responsible for administering Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings, the Borrowers or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no current, proposed or, to the knowledge of Holdings, the Borrowers or any of their Restricted Subsidiaries, pending Tax assessments, deficiencies or audits against Holdings, the Borrowers or any of their Restricted Subsidiaries, as the case may be, except those that are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings, the Borrowers or such Restricted Subsidiary, as the case may be, or that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 ERISA.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; none of Holdings, the Borrowers nor any of their Restricted Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of Holdings and the Borrowers, no Multiemployer Plan is in Reorganization or Insolvent.

(b) Holdings, the Borrowers and their Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrowers and their Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrowers and their Restricted Subsidiaries to pay money.

4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries.

(a) The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of Holdings at the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b) As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrowers or any of their Restricted Subsidiaries.

4.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of Holdings, the Borrowers or any of their Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16 Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below and information of a general economic or general industry nature) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements contained therein. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that the projected results will be realized, and that actual results during the period or periods covered by such projections and financial information may differ significantly from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.17 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing) in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Guarantee and Collateral Agreement. In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Administrative Agent, together with appropriate blank instruments of transfer and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 4.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Administrative Agent) and such other filings as are specified on Schedule 4.17 are made, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17 and the filings specified on Schedule 4.17, and through the delivery of the Pledged Securities and such instruments of transfer required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrowers, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18 Solvency. Holdings and its Subsidiaries, taken as a whole, are, and (after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and with the ABL Facility and the redemption, repayment, defeasance, repayment or refinancing of any Indebtedness substantially simultaneously therewith) will be, Solvent.

4.19 Senior Indebtedness.

All borrowings of Term Loans permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of) the ABL Facility, any Junior Indebtedness and any Permitted Amendment or Refinancing of any of the foregoing (or under the definitive documentation relating thereto).

4.20 Labor Matters. There are no strikes or other labor disputes against Holdings, the Borrowers or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings or the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Holdings, the Borrowers and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Holdings, the Borrowers or any of their Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Holdings, the Borrowers or the relevant Restricted Subsidiary.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.22 Anti-Money Laundering and Economic Sanctions Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, Affiliate (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds of the Term Loans from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate that is acting or benefiting in any capacity in connection with the Term Loans is an Embargoed Person.

(c) Except as otherwise authorized by OFAC, to the extent applicable to such Person, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

4.23 FCPA. Holdings, the Borrowers and each of their Subsidiaries is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, except as would not reasonably be expected to result in a Material Adverse Effect. No part of the proceeds of the Loans has been or will be used by Holdings, the Borrowers or their Subsidiaries, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, in each case, except as would not reasonably expected to have a Material Adverse Effect

4.24 Insurance. The properties of the Borrowers and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

4.25 Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

SECTION 5.

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrowers, the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent and each Lender whose name appears on the signature pages hereof (or, with respect to each Person which shall be a Lender as of the Closing Date, a duly completed, executed and delivered Lender Addendum) and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Loan Parties and the Administrative Agent.

(b) Existing Indebtedness. (i) Holdings, the Borrowers and their Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Term Facility, the ABL Facility and the other Indebtedness permitted by Section 7.2, and (ii) Holdings, the Borrowers and their Subsidiaries shall have repaid in full all Indebtedness outstanding under the Kellwood Intercompany Note, together with all accrued but unpaid interest, fees and other amounts owing thereunder.

(c) Transactions, etc. The following transactions shall be consummated:

(i) The IPO shall have been consummated;

(ii) Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1(c), Holdings, the Borrowers and certain of their Subsidiaries shall have entered into the ABL Facility; and

(iii) The Administrative Agent shall have received a counterpart of the ABL Intercreditor Agreement, signed by the administrative agent under the ABL Facility and acknowledged by Holdings, Borrowers and the Subsidiary Guarantors party thereto.

(d) Fees. The Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.

(e) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of Holdings, substantially in the form of Exhibit G hereto.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(h) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock of the Borrowers and (to the extent required by the terms of Section 6.8(d) and the Guarantee and Collateral Agreement) each of the Borrowers’ Subsidiaries pledged to the Administrative Agent pursuant to (and, in the case of the Capital Stock of any Foreign Subsidiary, subject to the limitations of) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 6.5(c).

(l) Pro Forma Balance Sheet; Financial Statements; Financial Plan. The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), certified by Holdings as having been prepared giving effect (as if such events had occurred on such date) to (A) the Term Loans to be made on the Closing Date and the use of the proceeds thereof, (B) the IPO and (C) the payment of fees and expenses in connection with the foregoing; and (ii) the financial statements of Holdings and its Subsidiaries referred to in Section 4.1. The Pro Forma Balance Sheet shall have been prepared based upon the best information available to Holdings as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at the end of the fiscal quarter ending August 3, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date, and shall be so certified by the Borrowers.

(m) Certificate of Representations and Warranties. The Administrative Agent shall have received a certificate of representations and warranties from the Borrowers, executed by a financial officer of the Borrowers, substantially in the form attached hereto as Exhibit E.

(n) Know Your Customer. On or before the Closing Date, the initial Lenders shall have received all documentation and other information that such initial Lender requests at least 10 days prior to the Closing Date in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(o) Other Certifications. The Administrative Agent shall have received the following:

(i) a copy of the bylaws or other similar organizational document of each Loan Party and each amendment thereto, certified as being a true and correct copy thereof by the applicable Loan Party;

(ii) a copy of a certificate of the applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter or other similar organizational document of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such Person’s charter on file in such office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly organized and in good standing or full force and effect under the laws of such jurisdiction; and

(iii) a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions set forth in Sections 5.2(a) and (b).

5.2 Conditions to All Extensions of Credit. The agreement of each Lender to make any extension of credit (other than New Term Loans) requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on any date, of the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Section 4 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such extension of credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.2, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1(a) and (b), respectively.

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit required to be made on such date.

5.3 New Term Loans. Prior to the incurrence of any New Term Loans, Holdings and the Borrowers shall have satisfied (or caused to be satisfied) all of the applicable conditions set forth in Section 2.25 and the relevant Joinder Agreement.

SECTION 6.

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrowers (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent or indemnification obligations not then due), Holdings and the Borrowers shall and (to the extent relevant) shall cause each of the Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on Intralinks):

(a) within 120 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending on or around February 1, 2014, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on by independently certified public accountants of nationally recognized standing without qualification, exception or explanatory statement as to “going concern” (other than any such exception or explanatory statement (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of a Term Facility occurring within one year from the time such report is delivered or (ii) an inability or potential inability to satisfy the covenant set forth in Section 7.1 of this Agreement on a future date or in a future period) or qualification arising out of the scope of the audit; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with the fiscal quarter ending on or around November 2, 2013 (provided, that for the fiscal quarter ending on or around November 2, 2013, such financial statements shall be due within the time period prescribed by the SEC reporting requirements), the unaudited consolidated balance sheet of Holdings and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes); all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

If Holdings has filed (within the time period required above) a Form 10-Q or 10-K, as applicable, with the SEC for any fiscal quarter or fiscal year described above, then to the extent that such quarterly or annual report on Form 10-Q or 10-K contains any of the foregoing items, the Lenders will accept such Form 10-Q or 10-K in lieu of such items; provided that such filings shall be delivered to the Administrative Agent and each Lender in the same manner as set forth below. Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrowers posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at www.vince.com, or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (f), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants of the Borrowers in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and will not be required if such accountants no longer provide such certificates to its customers (or their lenders) generally);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer on behalf of Holdings stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrowers and its Subsidiaries with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any new registrations, and applications for registration, of Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, but in any event not later than 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending on or nearest to February 1, 2014), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings, the Borrowers and their Restricted Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”);

(d) promptly after the same are sent, copies of all financial statements and reports that Holdings or the Borrowers sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings or the Borrowers may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e) promptly upon delivery thereof to Holdings or the Borrowers and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof); and

(f) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrowers posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at www.vince.com, or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrowers or their Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc.; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 6.5(b)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws; and

(c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Releases of Materials of Environmental Concern occurring at any of its properties, in each case in accordance with the requirements of all Environmental Laws; provided that none of the Borrowers nor any of the Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that either (A) (i) its obligation to do so is being contested in good faith and by proper proceedings, and (ii) appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or (B) the failure to make such undertaking could not reasonably be expected to result in a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

(a) Keep all material Property necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted.

(b) Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Maintain insurance with financially sound and reputable insurance companies (after giving effect to any self-insurance compatible with the following standards) insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

(d) If any portion of any Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(e) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (A) a non-contributing mortgage clause (regarding improvements to real estate) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (B) a provision to the effect that none of the Loan Parties or any other Person shall be a co-insurer and (C) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Loan Parties, (ii) cause commercial general liability policies to be endorsed to name the Administrative Agent as an additional insured, (iii) cause business interruption policies to name the Administrative Agent as a loss payee, and (iv) cause each such policy referred to in this Section 6.5 to also provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (B) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.

(f) Deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

6.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrowers and their Restricted Subsidiaries with officers and employees of Holdings, the Borrowers and their Restricted Subsidiaries, and (provided that any Lender shall coordinate any request for such discussions through the Administrative Agent), (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrowers and their Restricted Subsidiaries with its independent certified public accountants;

provided that a Responsible Officer of Holdings or the Borrowers shall be present during such discussion and any such discussions with Holdings’ independent certified public accountants at Holdings’ expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year.

6.7 Notices. Promptly upon a Responsible Officer of Holdings or any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between Holdings, the Borrowers or any of its Restricted Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Holdings, the Borrowers or any Restricted Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of Holdings, the Borrowers or any of its Restricted Subsidiaries to pay money;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the acquisition of any Property after the Closing Date in which the Administrative Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.8.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrowers or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8 Additional Collateral, etc.

(a) With respect to any Property (other than Vehicles, cash, Cash Equivalents and other assets expressly excluded from the Collateral or excluded from the requirement that a Lien is perfected on such Property pursuant to the Security Documents) located in the United States acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (b) of this Section 6.8, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Administrative Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Administrative Agent and execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Administrative Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent. Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary), Security or Chattel Paper in excess of $500,000 shall be promptly delivered to the Administrative Agent indorsed in a manner reasonably satisfactory to the Administrative Agent to be held as Collateral pursuant to the relevant Security Document.

(b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), (i) give notice of such acquisition to the Administrative Agent and execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.3) in favor of the Administrative Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Administrative Agent determines in consultation with the Borrowers that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) provide the Lenders with (1) a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as (2) “Life-of-Loan” flood hazard determination (together with an executed notice to Borrower) and evidence of flood insurance, if applicable and (3) a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy) and shall include all reasonably requested survey-related endorsements, each in form and substance reasonably satisfactory to the Administrative Agent, and (iii) deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Domestic Subsidiary that was previously an Excluded Subsidiary that no longer qualifies as an Excluded Subsidiary) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Excluded Subsidiary), cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Administrative Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(d) With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged), and (ii) to the extent permitted by applicable law, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, necessary to perfect or ensure appropriate priority the Lien of the Administrative Agent thereon.

Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall (w) any Excluded Subsidiary be required to guarantee the obligations of the Borrowers, (x) the assets of any Excluded Subsidiary constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Borrowers or any Domestic Subsidiary, (y) more than 65% of the voting stock of any Foreign Subsidiary directly held by the Borrowers or any Subsidiary Guarantor be required to be pledged to secure the obligations of the Borrowers or any Domestic Subsidiary or (z) any Capital Stock of any Foreign Subsidiary not directly owned by the Borrowers or any Subsidiary Guarantor be required to be pledged to secure the obligations of the Borrowers or any Domestic Subsidiary.

6.9 Further Assurances. Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 4.17 (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.

6.10 Use of Proceeds. The proceeds of the Initial Term Loans shall be used to finance the repayment in full of the Kellwood Intercompany Note and the payment of related fees and expenses. The proceeds of any New Term Loans after the Closing Date shall be used as specified in the applicable Joinder Agreement.

6.11 Credit Ratings. For so long as any Term Loans remain outstanding, use its commercially reasonable efforts to maintain a public corporate family rating with respect to the Borrowers and a public credit rating with respect to the Loans, in each case from each of Moody’s and S&P.

SECTION 7.

NEGATIVE COVENANTS

Holdings and the Borrowers (on behalf of themselves and each of the Restricted Subsidiaries) hereby agree that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent or indemnification obligations not then due), Holdings and the Borrowers shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1 Consolidated Net Total Leverage Ratio. (a) Permit the Consolidated Net Total Leverage Ratio of Holdings as at the last day of any period of four consecutive fiscal quarters of Holdings ending on or nearest to the date set forth below to exceed the ratio set forth below opposite such date:

Period	Consolidated Net Total Leverage Ratio
February 1, 2014	3.75 to 1.00
May 3, 2014	3.75 to 1.00
August 2, 2014	3.75 to 1.00
November 1, 2014	3.75 to 1.00
January 31, 2015	3.50 to 1.00
May 2, 2015	3.50 to 1.00
August 1, 2015	3.50 to 1.00
October 31, 2015	3.50 to 1.00
January 30, 2016 and the last date of each fiscal quarter thereafter	3.25 to 1.00

(b) Notwithstanding anything to the contrary contained in Section 7.1, if Holdings fails to comply with the requirements of Section 7.1, then subject to the terms and conditions set forth in the definition of Consolidated EBITDA, Holdings shall have the right to effect a Specified Equity Contribution to cause compliance with Section 7.1 for the applicable period. The Borrowers shall give the Administrative Agent written notice (the “Cure Notice”) of a Specified Equity Contribution on or before the day the Specified Equity Contribution is consummated. Upon the delivery by the Borrowers of a Cure Notice, no Event of Default or Default shall be deemed to exist pursuant to Section 7.1 (and, subject to the next sentence, any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Specified Equity Contribution is not consummated within 10 Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, each such Default or Event of Default shall be deemed reinstated.

7.2 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a) Indebtedness of Holdings, the Borrowers or any Subsidiary Guarantor pursuant to any Loan Document or Hedge Agreements (including the New Term Loans or Other Term Loans);

(b) Indebtedness (i) of the Borrowers to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor to the Borrowers or any Restricted Subsidiary or (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; provided that (x) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by one or more promissory notes that are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (y) in the case of any Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Subsidiary Guarantor, (A) such Indebtedness shall be on subordination terms reasonably satisfactory to the Administrative Agent and (B) such Indebtedness shall be otherwise permitted under the provisions of Section 7.7;

(c) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in the following clause (iii) hereof, $10,000,000 at any one time outstanding; (ii) Indebtedness arising out of sale and leaseback transactions permitted by Section 7.10; and (iii) any Permitted Amendment or Refinancings of any of the foregoing;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Amendment or Refinancings thereof;

(e) Guarantee Obligations (i) by a Borrower or any of its Restricted Subsidiaries of obligations of a Borrower or any Subsidiary Guarantor (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary or (iii) by Holdings of lease obligations of a Borrower or of a Restricted Subsidiary;

(f) Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed, at any one time outstanding, an aggregate principal amount equal to $5,000,000;

(g) Indebtedness of the Borrowers or any of their Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrowers or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h) (i) Indebtedness of any Non-Guarantor Subsidiary to a Borrower or any Subsidiary Guarantor and (ii) Guarantee Obligations of a Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed, together with any Investments under Section 7.7(r), $5,000,000 at any one time outstanding;

(i) additional Indebtedness of the Borrowers or any of their Restricted Subsidiaries in an aggregate principal amount (for the Borrowers and all Restricted Subsidiaries) not to exceed $10,000,000 at any one time outstanding; provided that up to $5,000,000 of such indebtedness may be secured by Liens permitted by Section 7.3(u);

(j) Indebtedness under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.7(f), in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in this clause (j), $10,000,000 at any one time outstanding, and any Permitted Amendment or Refinancing thereof; provided that any such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(k) Indebtedness of the Borrowers or any of their Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l) Indebtedness incurred by the Borrowers or any of its Restricted Subsidiaries arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with an acquisition or other Investment permitted by Section 7.7(f) or the disposition of any business, assets or Restricted Subsidiary;

(m) unsecured, senior, senior subordinated or subordinated Indebtedness of Holdings or the Borrowers (including guarantees thereof by any Subsidiary Guarantor) (such Indebtedness and/or guarantees incurred under this clause (m) or any Permitted Amendment or Refinancing thereof being collectively referred to as the “Junior Indebtedness”); provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Junior Indebtedness shall be required prior to the date at least 180 days after the then Latest Maturity Date), (ii) the terms of any Junior Indebtedness shall be usual and customary for high yield securities, (iii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom, (iv) in the case of Junior Indebtedness that is subordinated Indebtedness, the terms of subordination applicable to any Junior Indebtedness shall be reasonably satisfactory to the Administrative Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties, and (v) at the time such Indebtedness was incurred, and immediately after giving effect thereto, the Consolidated Net Total Leverage Ratio for the Most Recently Ended period of four consecutive fiscal quarters of Holdings is not greater than the ratio set forth in Section 7.1 that is applicable at such time, less 0.25 to 1.00;

(n) Indebtedness of the Borrowers or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(o) (i) Indebtedness of any Person that becomes a Restricted Subsidiary as part of a Permitted Acquisition or any Investment permitted by Section 7.7 after the Closing Date; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), and (B) the aggregate principal amount of Indebtedness permitted by this clause (o)(i) shall not at any one time outstanding exceed, together with any Permitted Amendment or Refinancing referred to in the following clause (ii) hereof, $5,000,000; and (ii) any Permitted Amendment or Refinancing thereof;

(p) [reserved];

(q) [reserved];

(r) Indebtedness consisting of promissory notes issued by a Borrower or any Guarantor to current or former officers, consultants and directors or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings issued in lieu of cash payment; provided that such purchase or redemption is permitted under Section 7.6(g);

(s) Indebtedness of the Borrowers or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(t) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrowers and their Restricted Subsidiaries;

(u) (i) Indebtedness of the Borrowers (as defined herein and in the ABL Facility) or a Loan Party (as defined herein and in the ABL Facility) in respect of the ABL Facility; provided that the principal amount of the Indebtedness outstanding at any time pursuant to this clause (u)(i) shall not exceed, together with any Permitted Amendment or Refinancing referred in the following clause (ii) hereof, $50,000,000 (and if exercised, an additional $20,000,000 under the incremental portion of the ABL Facility); and (ii) any Permitted Amendment or Refinancing thereof; and

(v) Indebtedness consisting of earn-outs and similar deferred consideration in consideration in connection with a Permitted Acquisition or other Investment permitted by Section 7.7 in an aggregate amount outstanding at any one time not to exceed $10,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days, that are being contested in good faith by appropriate proceedings or the existence of which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(c) [reserved];

(d) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Restricted Subsidiaries;

(f) Liens (i) in existence on the date hereof listed on Schedule 7.3(f) (or to the extent not listed on Schedule 7.3(f), where the fair market value of the Property to which such Lien is attached is less than $500,000) and (ii) securing Indebtedness permitted by Section 7.2(d);

(g) Liens securing Indebtedness of the Borrowers or any Restricted Subsidiary incurred pursuant to Section 7.2(c), 7.2(f) or 7.2(o); provided that in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(c) to the extent, in each case, such Indebtedness was incurred to finance Permitted Acquisitions or Investments permitted under Section 7.7, (x) such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness and (y) such Liens do not at any time encumber any Property of the Borrowers or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time (and which Indebtedness and other obligations are permitted hereunder) that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or licensor under any leases or subleases, licenses or sublicenses entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, and any financing statement filed in connection with any such lease or license;

(j) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(h);

(k) Liens on property or assets acquired pursuant to an acquisition permitted under Section 7.7(f) (and the proceeds thereof) or assets of a Subsidiary Guarantor in existence at the time such Subsidiary Guarantor is acquired pursuant to an acquisition permitted under Section 7.7(f) and not created in contemplation thereof;

(l) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(m) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(o) Liens arising out of consignment or similar arrangements for the sale by the Borrowers and their Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrowers or any of their Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(q) Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(r) Liens upon specific items of inventory or other goods and proceeds of the Borrowers or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s) Liens on cash or cash equivalents securing any Hedge Agreement permitted hereunder;

(t) [reserved];

(u) other Liens with respect to obligations that do not exceed $5,000,000 at any one time outstanding;

(v) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrowers or any of their Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(w) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(x) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrowers and their Restricted Subsidiaries in the ordinary course of business;

(y) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(z) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and their Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(bb) Liens solely on any cash earnest money deposits made by the Borrowers or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(cc) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(dd) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(ee) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(ff) so long as the same is subject to the ABL Intercreditor Agreement in the capacity of ABL Obligations, Liens on Collateral (as defined herein and in the ABL Facility) securing Indebtedness incurred pursuant to Section 7.2(u) and any other “ Obligations” as defined in the ABL Facility; and

(gg) Liens on the Collateral securing Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt; provided, that (x) any such Liens in respect of Permitted First Priority Refinancing Debt are subject to the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (y) any such Liens in respect of Permitted Second Priority Refinancing Debt are subject to the ABL Intercreditor Agreement and the Second Lien Intercreditor Agreement.

7.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) (i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrowers shall comply with Section 6.8 in connection therewith);

(b) any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary;

(c) any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Restricted Subsidiary;

(d) Dispositions permitted by Section 7.5 may be consummated;

(e) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(f) any Excluded Subsidiary may be dissolved or liquidated; and

(g) So long as no Default or Event of Default is continuing or would result therefrom, Intermediate Holdings may be merged with and into Vince, with Vince being the surviving entity in such merger.

7.5 Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of surplus, obsolete or worn out property in the ordinary course of business;

(b) (i) the sale of inventory in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrowers or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Administrative Agent under the Security Documents is not materially reduced);

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to a Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to a Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.7;

(e) the Disposition of other assets, so long as at least (i) 75% of the consideration received by the disposing Person is cash or Cash Equivalents, (ii) any such Disposition is made for fair market value, as determined in good faith and approved by the board of directors or similar governing body of the disposing Person and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith;

(g) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use (if any) of such Property by the Borrowers or their Restricted Subsidiaries;

(h) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with the Borrowers’ commercially reasonable business judgment (and not as part of any bulk sale or financing of receivables);

(i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j) the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary or their respective assets;

(k) the transfer of Property (i) by a Borrower or any Subsidiary Guarantor to a Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) a Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided that any sale or issuance of Capital Stock of an Unrestricted Subsidiary to a Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.7;

(l) the Disposition of Cash Equivalents in the ordinary course of business;

(m) sale and leaseback transactions permitted by Section 7.10;

(n) Liens permitted by Section 7.3;

(o) Restricted Payments permitted by Section 7.6;

(p) the cancelation of intercompany Indebtedness among the Borrowers and the Subsidiary Guarantors;

(q) Investments permitted by Section 7.7; and

(r) the sale or issuance of the Capital Stock of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder.

7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, a Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, a Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, a Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments, directly or indirectly, to a Borrower or any Subsidiary Guarantor, and a Borrower may make Restricted Payments to Holdings;

(b) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(c) provided that (i) no Default or Event of Default is continuing or would result therefrom and (ii) the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, is at least 0.25 to 1.00 lower than the applicable Consolidated Net Total Leverage Ratio covenant level required by Section 7.1 after giving effect to such Restricted Payment, Holdings may make Restricted Payments in an aggregate amount not to exceed the Available Excess Amount; provided that no Restricted Payments may be made under this clause (c) during any fiscal quarter if a Specified Equity Contribution has been (or is anticipated to be) exercised in respect of either of the two immediately preceding fiscal quarters;

(d) [reserved];

(e) Investments permitted by Section 7.7;

(f) Holdings may make Restricted Payments in the form of common stock of Holdings or preferred stock of Holdings; and

(g) so long as no Default or Event of Default shall have occurred and be continuing, Holdings may purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Holdings, the Borrowers or any Subsidiary upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this clause (g) in any fiscal year of Holdings shall not exceed the sum of (i) $2,000,000 plus any proceeds received from key man life insurance policies and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (g) in the immediately prior fiscal year.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person, other than guarantees of operating leases in the ordinary course of business (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), (c) and (h);

(d) loans and advances to employees of Holdings, the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings, the Borrowers and all Restricted Subsidiaries) not to exceed $2,000,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrowers or any of its Restricted Subsidiaries in the Borrowers or any Person that, prior to such Investment, is a Subsidiary Guarantor or becomes a Subsidiary Guarantor at the time of such Investment;

(f) Permitted Acquisitions to the extent that any Person acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrowers or any Subsidiary Guarantor or becomes (whether or not such Person is a wholly owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c);

(g) loans by the Borrowers or any of their Restricted Subsidiaries to the officers or directors of Holdings or the Borrowers or any of their Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Capital Stock of Holdings;

(h) Investments by the Borrowers and their Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrowers and all Restricted Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrowers or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments (i) by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k) Investments in existence on the Closing Date and listed on Schedule 7.7;

(l) Investments of the Borrowers or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(n) [reserved];

(o) [reserved];

(p) provided that (i) no Default or Event of Default is continuing or would result therefrom and (ii) Holdings is in compliance with Section 7.1 before and after giving effect to such Investment, the Borrowers may make Investments in an aggregate amount (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) not to exceed at any time outstanding the Available Excess Amount;

(q) Subsidiaries of the Borrowers may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrowers and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrowers comply with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition or Investment permitted by Section 7.7(f), 7.7(p), 7.7(r) or 7.7(y), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(r) Investments by the Borrowers or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount (for the Borrowers and all Subsidiary Guarantors) not to exceed $5,000,000 less the amount of Indebtedness incurred under Section 7.2(h) at any one time outstanding;

(s) Investments arising directly out of the receipt by a Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(t) Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(u) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2(b), 7.2(e) or 7.2(h);

(v) [reserved];

(w) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(x) Guarantee Obligations permitted by Section 7.2 and any payments made in respect of such Guarantees Obligations; and

(y) provided that no Default or Event of Default is continuing or would result therefrom, additional Investments so long as the aggregate amount thereof outstanding (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) at no time exceeds $15,000,000.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8 Optional Payments and Modifications of Certain Debt Instruments.

(a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of any Junior Indebtedness, except: (i) in an amount not to exceed the Available Excess Amount; provided that (x) no Default or Event of Default is continuing or would result therefrom, and (y) the Consolidated Net Total Leverage Ratio, calculated on a pro forma basis, is at least 0.25 to 1.00 lower than the applicable Consolidated Net Total Leverage Ratio covenant level required by Section 7.1 after giving effect to such payment, prepayment, repurchase, redemption or defeasance; (ii) the Borrowers may prepay, redeem, repurchase or defease any Junior Indebtedness with the proceeds of any Permitted Amendment or Refinancing or pursuant to any asset sale tender offers required by the terms of such Indebtedness, (iii) any such Indebtedness may be converted to, or exchanged for, Capital Stock (other than Disqualified Capital Stock) of Holdings, and (iv) prepayments from the proceeds of Capital Stock (other than Disqualified Capital Stock) issued by Holdings, so long as such prepayment occurs reasonably contemporaneously with the issuance of such Capital Stock.

(b) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any agreement or instrument governing or evidencing Junior Indebtedness in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) any of the terms of any agreement relating to any Junior Indebtedness or any agreement related to a Permitted Amendment or Refinancing of any of the foregoing (other than (w) any such amendment, modification, waiver or other change pursuant to a Permitted Refinancing of such Indebtedness or (x) that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and does not involve the payment of a consent fee (other than the payment of any consent fees to the extent permitted by clause (x) of Section 7.8(a)).

7.9 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, a Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to Holdings, such Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrowers and their Restricted Subsidiaries may without being subject to the terms of this Section 7.9, (i) enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors; (ii) enter into and perform its or their obligations under the agreements set forth on Schedule 7.9,1 as in effect on the Closing Date or as the same may be amended, supplemented, replaced or otherwise modified from time to time in a manner that does not materially increase the obligations of the Loan Parties thereunder, and (iii) enter into transactions with Affiliates permitted by Section 7.2(h), 7.2(i), 7.2(r), 7.4(c), 7.5(d), 7.5(k)(ii), 7.6, 7.7(c), 7.7(r), or 7.7(w) hereof. For the avoidance of doubt, this Section 7.9 shall not apply to employment arrangements with, and payments of compensation, indemnification payments, expense reimbursement or benefits to or for the benefit of, current or former employees, officers or directors of Holdings, the Borrowers or any of their Restricted Subsidiaries.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by a Borrower or any Restricted Subsidiary of real or personal property which is to be sold or transferred by such Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Restricted Subsidiary, in each case except for (i) sales or transfers that do not exceed $5,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by a Borrower or any Subsidiary Guarantor to a Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary.

7.11 Changes in Fiscal Periods. Permit the fiscal year of Holdings to end on a day other than the Saturday closest to January 31st of each year.

7.12 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of Holdings, a Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, any agreement related to the ABL Facility and Junior Indebtedness or any agreement related to any Permitted Amendment or Refinancing of any of the foregoing, (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses pursuant to which Holdings, a Borrower or such Restricted Subsidiary is the licensee or licensor of the relevant

[1]	NTD: Agreements to be scheduled include Shared Services Agreement and Tax Receivable Agreement.

software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or impose restrictions on cash or other deposits with respect thereto, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and any other Non-Guarantor Subsidiary), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.12, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease or sublease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to a Disposition permitted by Section 7.4 or 7.5, (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (k) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (f) and (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.13 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, a Borrower or any Restricted Subsidiary or (b) make Investments in a Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restrictions set forth in the documentation for the ABL Facility or any Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing, (iv) any restrictions contained in agreements related to Indebtedness of any (A) Borrower or any Subsidiary Guarantor with respect to the Disposition of assets securing such Indebtedness (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof) and (B) Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and any other Non-Guarantor Subsidiary), (v) any restrictions regarding licenses or sublicenses by a Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto or imposing restrictions on cash or other deposits with respect thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease or sublease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to a Disposition permitted by Section 7.4 or 7.5, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xi) such restrictions in effect on the Closing Date and listed on Schedule 7.13, (xii) negative pledges and restrictions on Liens and Dispositions in favor of any holder of Indebtedness for borrowed money permitted under Section 7.2 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis and (xiii) negative pledges and restrictions on Liens and Dispositions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.14 Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for the Business.

7.15 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business or as required hereby, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity, raw material, energy or utility prices. Schedule 7.15 is a list of all such agreements in effect on the Closing Date (with notional amounts).

7.16 Limitation on Activities of Holdings. In the case of Holdings only, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of Intermediate Holdings and (indirectly) Vince, the Subsidiaries of Vince and those incidental to Investments by or in Holdings permitted hereunder, (ii) those incidental to the issuance of and performance under the ABL Facility, any Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing, (iii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees (including but not limited to payment or reimbursement of indemnification obligations to its directors or officers and payment of board of directors fees), (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (v) engaging in activities incidental to being a public company, (vi) the receipt and payment of Restricted Payments permitted under Section 7.6 and (vii) the other transactions expressly permitted under this Section 7.16; or

(b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) Junior Indebtedness permitted by Section 7.2(m), (ii) nonconsensual obligations imposed by operation of law, (iii) pursuant to the Loan Documents to which it is a party, (iv) obligations with respect to its Capital Stock and options in respect thereof (v) in respect of the ABL Facility or any Credit Agreement Refinancing Indebtedness (or any Permitted Amendment or Refinancing or any of the foregoing), (vi) obligations to its employees, officers and directors not prohibited hereunder, and (vii) guarantees permitted by 7.2(e)(iii).

SECTION 8.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrowers shall fail to pay (i) any principal of any Term Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Term Loan, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall, in either case, prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to Holdings or a Borrower), Section 6.7(a) or Section 7 of this Agreement; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender notice of the existence of such default; or

(e) Holdings, the Borrowers or any of their Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000 and (B) this paragraph (e) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (II) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided further that no such event under the ABL Facility shall constitute an Event of Default under this clause (e) until the earliest to occur of (x) the date that is sixty (60) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the ABL Facility and (z) any Exercise of Secured Creditor Remedies (as defined in the ABL Intercreditor Agreement) by the ABL Administrative Agent in respect of any Collateral; or

(f) (i) Holdings, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, a Borrower or any of their Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Holdings, a Borrower or any of their Restricted Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of Holdings, a Borrower or any of their Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, a Borrower or any of their Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of Holdings, a Borrower or any of their Restricted Subsidiaries to pay money that would have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Holdings, a Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) involving for Holdings, a Borrower and any such Restricted Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance or effective indemnity) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing, or any Lien on any material amount of Collateral created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; or

(j) (i) Holdings shall cease directly or indirectly to own 100% of the Capital Stock of the Borrowers (subject to the right of Intermediate Holdings to merge into Vince, as permitted in Section 7.4(g)) or (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Investors, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Capital Stock having more, directly or indirectly, than 35% of the total voting power of all outstanding Capital Stock of Holdings in the election of directors, unless at such time the Permitted Investors are direct or indirect “beneficial owners” (as so defined) of Capital Stock of Holdings having a greater percentage of the total voting power of all outstanding Capital Stock of Holdings in the election of directors than that owned by each other “person” or “group” described above; (iii) for any reason whatsoever, a majority of the Board of Directors of Holdings shall not be Continuing Directors; or (iv) a “Change of Control” (or comparable term) shall occur under the ABL Facility, any Junior Indebtedness or the documentation for any Permitted Amendment or Refinancing of any of the foregoing, in each case (other than the ABL Facility), if the outstanding principal amount thereof is in excess of $15,000,000; or

(k) Any Junior Indebtedness which is subordinated Indebtedness or any guarantees thereof (or any Permitted Amendment or Refinancing thereof which is also subordinated Indebtedness ) shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of Holdings and the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the indenture therefor, or any Loan Party or any Affiliate of any Loan Party;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to a Borrower, automatically the Commitments shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by Holdings and the Borrowers.

SECTION 9.

THE ADMINISTRATIVE AGENT

9.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents (including, for the avoidance of doubt, (x) the ABL Intercreditor Agreement and any amendment or supplement expressly contemplated thereby and (y) upon the incurrence of any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, respectively). Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential counterparty to a Specified Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent,” and any agents or attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.7) and Section 10.5, as though such agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party, a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligations to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of this Agreement of any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective pro rata shares (based on their respective principal amount of Term Loans) in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such pro rata shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Term Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Resignation or Removal of Administrative Agent.

(a) The Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of the retiring Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor Administrative Agent shall have been so appointed by the Required Lenders with such consent of the Borrowers and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Notwithstanding anything in the foregoing, the Administrative Agent may resign its role as Administrative Agent under the ABL Intercreditor Agreement, First Lien Intercreditor Agreement and Second Lien Intercreditor Agreement. After any retiring Administrative Agent’s resignation as Agent, the provisions of this Section 9 and Sections 2.21 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (iii) of the definition of Lender Default, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15 without further action or consent by the Lenders.

9.11 Arranger and Other Agents. None of the Joint Lead Arrangers, the Syndication Agent or the Documentation Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

9.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9, 2.21, 3.3, 3.5 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9, 2.21 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.13 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.20, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten Business Days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10.

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Term Loan (except extensions expressly permitted by Section 2.26), extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenant in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)), extend or increase the Commitment of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Closing Date), consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees under the Guarantee and Collateral Agreement (other than in connection with the sale of Guarantors in a transaction permitted by Section 7.4 or 7.5), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 or paragraph (a) of Section 10.7 without the written consent of each Lender directly and adversely affected thereby (except that amendments to such sections or any other provision requiring pro rata payments or sharing of payments in connection with transactions permitted by Sections 2.25, 2.26, 2.27, 2.28 or 2.29 (or any similar programs that may in the future be permitted hereunder shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders); (v) amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of the Lenders adversely affected thereby; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend the assignment provisions of Section 10.6(b) to make them more restrictive without the written consent of each Lender directly and adversely affected thereby; or (viii) amend Section 2.26 the effect of which is to extend the maturity of any Lender’s Term Loans, New Term Loans or Other Term Loans without its consent; provided, further that (x) in connection with an amendment that addresses solely a Repricing Transaction, only the consent of the Lenders holding Term Loans subject to such Repricing Transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such amendment, (y) no Lender consent is required to effect an amendment in connection with Other Term Loans, New Term Loans, Extended Term Loans or Extended New Term Loans (except as expressly provided in Sections 2.25, 2.26 or 2.29, as applicable) or to effect any amendment expressly contemplated by Section 7.11, and (z) no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement (I) that is for the purpose of adding the holders of Other Term Loans, New Term Loans, Extended Term Loans or Extended New Term Loans (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (II) that is expressly contemplated by the ABL Intercreditor Agreement; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Term Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, all affected Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender. In addition, to the extent any Defaulting Lender has defaulted on any amounts owing to the Borrowers hereunder, the Borrowers shall be entitled to offset any amounts the Borrowers owes the Defaulting Lender with such unpaid amounts.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; provided that any amendment, supplement or waiver of this Agreement be promptly delivered to the Lenders via posting on Intralinks.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding any of the foregoing, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrowers, the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Vince Holding Corp.
1441 Broadway, 6th Floor
New York, NY 10018
Attention: Lisa Klinger
Jay Dubiner
Telecopy: (212) 881-9900
Email: lklinger@vince.com
JDubiner@Vince.com

The Borrowers:	Vince, LLC
1441 Broadway, 6th Floor
New York, NY 10018
Attention: Lisa Klinger
Jay Dubiner
Telecopy: (212) 881-9900
Email: lklinger@vince.com
JDubiner@Vince.com

and

Vince Intermediate Holding, LLC
1441 Broadway, 6th Floor
New York, NY 10018
Attention: Lisa Klinger
Jay Dubiner
Telecopy: (212) 881-9900
Email: lklinger@vince.com
JDubiner@Vince.com

Any notice to Holdings or a Borrower shall be accompanied by concurrent notice to:

Sun Capital Partners, Inc.
5200 Town Center Circle, #600
Boca Raton, FL 33486
Attention: C. Deryl Couch
Jason Neimark
Brian McGee
Telecopy: (561) 394-0540
Email: dcouch@suncappart.com jneimark@suncappart.com bmcgee@suncappart.com

Kirkland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attention: Douglas Gessner, P.C.
Jocelyn Hirch
Telecopy: (312) 862-2200
Email: douglas.gessner@kirkland.com jhirsch@kirkland.com

The Administrative Agent:	Bank of America, N.A.
(with respect to notices	101 N. Tryon St.
under Section 2)	Charlotte, NC 28255
Attention: James Underwood
Credit Services Representative
Telecopy: (704) 548-5646
Telephone: (980) 683-2812
Email: james.a.underwood@baml.com

The Administrative Agent:	Bank of America, N.A.
(with respect to all other	Global Commercial Banking
notices)	MC# IL4-135-09-61
135 S. LaSalle St.
Chicago, IL 60603
Attention: Denise Jones
AVP, Agency Mgmt Officer II
Telecopy: (877) 206-8413
Telephone: (312) 828-1846
Email: denise.j.jones@baml.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Michael S. Goldman
Telecopy: (212) 474-3700
Email: mgoldman@cravath.com

provided that any notice, request or demand to or upon the Administrative Agent, the Lenders, Holdings or the Borrowers shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender, as the case may be. The Administrative Agent, Holdings or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each of the Borrowers and the Administrative Agent may change its address, telecopier, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or email address for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States federal or state securities laws.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and each such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. The Borrowers agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Term Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Administrative Agent only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Administrative Agent (including one primary counsel and such local counsel as the Administrative Agent may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender, the Administrative Agent, each Joint Lead Arranger, the Syndication Agent and the Documentation Agent

for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents and in connection with the Term Loans made under this Agreement, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and the Administrative Agent, and (c) to pay, indemnify or reimburse each Lender, the Administrative Agent, each Joint Lead Arranger, the Syndication Agent and the Documentation Agent and their respective affiliates, and their respective officers, directors, employees, affiliates, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrowers, any of their Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Holdings or the Borrowers hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that neither Holdings nor the Borrowers shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from material breach of the Loan Documents or the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons, (y) result from any dispute solely among any Indemnitees (other than any claim against the Administrative Agent, a Joint Lead Arranger, the Syndication Agent or the Documentation Agent in its capacity as such) or (z) result from any settlement of a claim by an Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons without the consent of Holdings and the Borrowers (not to be unreasonably withheld or delayed). All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Borrowers at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void ab initio) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrowers; provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; provided further; that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent.

Any such assignment by any Lender need not be ratable as among the Term Facilities.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrowers and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrowers shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by the Borrowers); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Holdings, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes), notwithstanding notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by Holdings, the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Notwithstanding the foregoing, any sale or assignment pursuant to this Section 10.6(b) to a Sponsor Affiliate shall be made via an Affiliated Lender Assignment and Assumption, in accordance with this Section 10.6(b) and Section 2.28.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in the case of Participants that comprise the Sponsor or Sponsor Affiliates, such Sponsor or Sponsor Affiliates shall agree to be subject to the requirements and limitations set forth in Sections 2.28(b), 2.28(d) and 10.6(e), to the same extent as if it were a Lender and had acquired its interest by assignment. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the limitations and requirements of such Sections and Sections 2.23 and 2.24) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Notwithstanding the previous sentence, a Participant shall not be entitled to the benefits of Section 2.20 unless the Borrowers and the Administrative Agent are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20(d), (e) and (f) and be subject to the definition of Excluded Taxes, in each case, as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or is required by the Borrower’s Tax return preparer or auditor to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrowers, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e) Each Sponsor Affiliate, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption shall provide a confirmation, that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law now or hereafter in effect (“Bankruptcy Proceedings”), (A) such Sponsor Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Affiliate’s claim with respect to its Term Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Sponsor Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders and (B) with respect to any matter requiring the vote of the Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Sponsor Affiliate (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Affiliate in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliates, so long as such Sponsor Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Sponsor Affiliate agree and acknowledge that the provisions set forth in this Section 10.06(e) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect applicable to such Loan Party. Except as expressly provided in this Section 10.06(e), the provisions of this Section 10.6(e) shall not be applicable to any Sponsor Affiliate.

(f) Notwithstanding the foregoing, the Administrative Agent shall have no obligation to determine the compliance with the provisions of Sections 10.6(b)(vi) and 10.6(c)(i)(D) with respect to any assignment to a Sponsor or Sponsor Affiliate (including, without limitation, compliance with the Cap or monitoring the identity of any Sponsor or Sponsor Affiliate) or otherwise monitor the assignments of Loans to the Sponsor or Sponsor Affiliates and shall not be responsible or liable in any way for any assignment made in violation thereof.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders (including without limitation (i) the express provisions of this Agreement which require, or permit, differing payments to be made to non-defaulting Lenders as opposed to Defaulting Lenders, (ii) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (iii) the express provisions of Sections 2.25, 2.26, 2.27, 2.28 or 2.29, which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein), if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it other than in connection with Section 10.6, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, fiduciary or trust purposes, payroll and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof.

10.11 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrowers hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that this clause (e) shall not limit the indemnity obligations set forth in Sections 9.7 or 10.5.

10.13 Acknowledgments. Each of Holdings and the Borrowers hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to either of Holdings or the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.

10.14 Confidentiality. The Administrative Agent and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, the Administrative Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and the Administrative Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its affiliates, directors, officers, employees, counsel, trustees and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Term Facilities and Commitments and Term Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Term Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.14, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents.

10.15 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) upon request of the Borrowers (A) in connection with any Disposition of Property permitted by the Loan Documents, (B) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 10.1), (C) with respect to Property owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to clause (ii) below or (D) as otherwise may be expressly provided in the relevant Security Documents or the ABL Intercreditor Agreement, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or contingent or indemnification obligations not then due) take such actions as shall be required to release its security interest in any Collateral and (ii) upon the request of the Borrowers in connection with (A) a transaction or designation permitted hereunder that causes any Subsidiary Guarantor to become an Excluded Subsidiary, or (B) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 10.1), the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or contingent or indemnification obligations not then due) take such actions as shall be required to release such Subsidiary Guarantor from its obligations under the Loan Documents to which it is a party. Any representation, warranty or covenant contained in any Loan Document relating to any such Property or Person so released (other than Property Disposed of to the Borrowers or any of its Restricted Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired, upon request of the Borrowers, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrowers in connection with any Liens permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.

10.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial covenant, standards or terms in this Agreement, then Holdings and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Administrative Agent and the Required Lenders, the financial covenant and all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the date hereof.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used here shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

10.17 WAIVERS OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Loan Parties in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender.

10.20 The Platform. The Borrowers hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (4) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrowers under the Loan Documents through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.21 ABL Intercreditor Agreement. Each Lender hereunder (on behalf of itself and its Affiliates): (a) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the ABL Intercreditor Agreement as the Term Agent (as defined in the ABL Intercreditor Agreement) on behalf of such Lender. The foregoing provisions are intended as an inducement to the ABL Secured Parties (as defined in the ABL Intercreditor Agreement) to enter into the arrangements contemplated by the ABL Collateral Documents (as defined in the ABL Intercreditor Agreement) and the ABL Secured Parties are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement. Any reference in this Agreement to “first priority lien” or words of similar effect in describing the security interests created under the Loan Documents shall be understood to refer to such priority subject to the ABL Intercreditor Agreement. In the event of any conflict between this Agreement (or any other Loan Document) and the ABL Intercreditor Agreement, the provisions of the ABL Intercreditor Agreement shall govern and control.

10.22 Joint and Several Liability. Notwithstanding anything to the contrary contained herein, each Borrower shall be jointly and severally, directly and unconditionally, liable for all Obligations, it being understood that the Loans to each Borrower inure to the benefit of the Borrowers, and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers as co-makers in extending the Loans hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by applicable law. No payment or payments made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement for the remaining Obligations, which shall remain liable for all remaining and thereafter arising Obligations until the Obligations are paid in full (other than contingent indemnification obligations not then due).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VINCE HOLDING CORP.

By:
Name:
Title:

VINCE INTERMEDIATE HOLDING, LLC

By:
Name:
Title:

VINCE, LLC

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: